UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

COUCHBASE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Couchbase

Notice of 2025 Annual Meeting of Stockholders

and Proxy Statement

A Letter to Our Stockholders

Dear fellow Couchbase stockholders:
At Couchbase, our mission is to inspire and empower developers and architects as they build, deploy and run critical applications and AI agents spanning from the cloud to the edge and everywhere in between. We are the developer data platform for critical applications in our AI world. Every day we come to work energized about the future we are helping our customers create. And with the acceleration of AI driving one of the most transformative shifts the world has ever seen, never have our mission and our platform’s strengths been more relevant.
We finished fiscal 2025 with strong momentum, capping off yet another historic year for Couchbase. I couldn’t be more proud of the progress we made across our strategic initiatives. We delivered top- and bottom-line outcomes that exceeded the high-end of our outlook and achieved the highest quarterly free cash flow and net new annual recurring revenue results in our company history, with total annual recurring revenue growing 17% year-over-year. We increased the mix of Capella in our business as our database-as-a-service now represents 16% of our annual recurring revenue and 33% of our customer base. We drove leverage and efficiency across the business, refining our go-to-market motion and delivering multiple important enhancements across our platform at an accelerated pace. Team Couchbase accomplished all of these and more, all in a challenging macroeconomic environment.
Looking ahead to fiscal 2026, we have a massive opportunity in front of us. Our strong foundation rests upon a unified, AI-ready solution on a single purpose-built platform designed to power the next generation of intelligent applications across cloud, on-premises, and edge environments. Our priorities going forward are to continue to drive sustained growth, capitalize on the inflection we are seeing across the business, and accelerate the pace of leverage in our model.
Couchbase has sustainable differentiation, is focused on efficient growth, and has a highly motivated and aligned world class team. These in combination make me confident that we can achieve our fiscal 2026 ambitions and reach the next phase of growth. We are inspired by the generational opportunity that is in front of us and it is an honor to create value for our customers, partners, employees and stockholders. Great things are ahead for Couchbase!
Matt Cain
Chair, President and Chief Executive Officer
Couchbase, Inc.

Special Note about Forward-Looking Statements
This Proxy Statement contains forward-looking statements that involve risks and uncertainties, including our strategies and expected financial performance, our future business prospects, our market opportunities, our competitive position and trends for our products. We caution you that such statements reflect our best judgment based on factors currently known to us, and that actual events or results could differ materially. Please refer to the documents that we file from time to time with the SEC, including our Form 10-K for the year ended January 31, 2025. Couchbase does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

COUCHBASE, INC. 3250 Olcott Street Santa Clara, California 95054
2025 ANNUAL MEETING Notice of Annual Meeting of Stockholders

Meeting Details

TIME & DATE Thursday, May 29, 2025 at 9:00 a.m. Pacific Time	MEETING LOCATION www.virtualshareholdermeeting.com/BASE2025	RECORD DATE April 3, 2025

Dear Stockholders of Couchbase, Inc.:
We cordially invite you to attend the 2025 annual meeting of stockholders (the “Annual Meeting”) of Couchbase, Inc., a Delaware corporation, to be held on Thursday, May 29, 2025 at 9:00 a.m. Pacific Time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/BASE2025, where you will be able to listen to the meeting live, submit questions, and vote online.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone, or by mail.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

To elect four Class I directors named in the accompanying proxy statement to hold office until our 2028 annual meeting of stockholders and until their respective successors are elected and qualified;
To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026;
To conduct an advisory, non-binding vote to approve the compensation of our named executive officers;
To conduct an advisory, non-binding vote on the frequency of future advisory, non-binding votes to approve the compensation of our named executive officers; and
To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board has fixed the close of business on April 3, 2025 as the record date for the Annual Meeting. Stockholders of record on 2025 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
The accompanying proxy statement and our annual report can be accessed by visiting: http://www.proxyvote.com. You will be asked to enter the 16-digit control number located on your proxy card.

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone, or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

By order of the Board of Directors,

Margaret Chow
Senior Vice President, Chief Legal Officer and Corporate Secretary
Santa Clara, California
April 16, 2025

Page

GENERAL INFORMATION	1
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	9
PROPOSAL NO. 1: ELECTION OF CLASS I DIRECTORS	28
Nominees	28
Vote Required	28
Board Recommendation	28
PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	29
Fees Paid to the Independent Registered Public Accounting Firm	29
Auditor Independence	30
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	30
Vote Required	30
Board Recommendation	30
PROPOSAL NO. 3: ADVISORY, NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	31
Vote Required	31
Board Recommendation	31
PROPOSAL NO. 4: ADVISORY, NON-BINDING VOTE ON THE FREQUENCY OF FUTURE ADVISORY NON-BINDING VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	32
Vote Required	32
Board Recommendation	32
REPORT OF THE AUDIT COMMITTEE	33
EXECUTIVE OFFICERS	34
EXECUTIVE COMPENSATION	35
Compensation Discussion and Analysis	35
Compensation Committee Report	45
Executive Compensation Tables	46
Pay Versus Performance	55
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	60
RELATED PERSON TRANSACTIONS	63
OTHER MATTERS	65
Delinquent Section 16(a) Reports	65
Insider Trading Policy and Related Procedures	65
Fiscal Year 2025 Annual Report	65

FOR 2025 ANNUAL MEETING OF STOCKHOLDERS Proxy Statement

General Information
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors (“Board”) for use at the 2025 annual meeting of stockholders of Couchbase, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, May 29, 2025 at 9:00 a.m. Pacific Time.
The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/BASE2025, where you will be able to listen to the meeting live, submit questions and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report on Form 10-K for the fiscal year ended January 31, 2025 is first being mailed on or about April 16, 2025 to all stockholders entitled to vote at the Annual Meeting. The proxy materials and our annual report for the fiscal year ended January 31, 2025 can be accessed by following the instructions in the Notice.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

TIME & DATE Thursday, May 29, 2025 at 9:00 a.m. Pacific Time	MEETING LOCATION www.virtualshareholdermeeting.com/BASE2025	RECORD DATE April 3, 2025

Questions and Answers

What matters am I voting on?
You are being asked to vote on:
•the election of four Class I directors named in this proxy statement to hold office until our 2028 annual meeting of stockholders and until their respective successors are elected and qualified;
•the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026;

Couchbase, Inc.	1	2025 Proxy Statement

•an advisory, non-binding vote to approve the compensation of our named executive officers;
•an advisory, non-binding vote on the frequency of future advisory, non-binding votes to approve the compensation of our named executive officers
As of the date of this proxy statement, our management and Board were not aware of any other matters to be presented at the annual meeting.

How does the Board recommend that I vote on these proposals?
Our Board recommends that you vote your shares:
•“FOR” the election of each Class I director nominee named in this proxy statement;
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026;
•“FOR” the approval of an advisory, non-binding vote to approve the compensation of our named executive officers; and
•For the option of "1 YEAR" as the preferred frequency for future advisory, non-binding votes to approve the compensation of our named officers.

How many votes are needed for approval of each proposal?
•Proposal No. 1: Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. A plurality means that the nominees with the largest number of FOR votes are elected as directors. You may (1) vote FOR the election of each of the director nominees named herein or (2) WITHHOLD authority to vote for each such director nominee. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
•Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026 requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.
•Proposal No. 3:    The approval of an advisory, non-binding vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal.
•Proposal No. 4:    The frequency that receives the greatest number of votes cast by the voting power of the shares present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon will be considered the preferred frequency of our stockholders. Broker non-votes and abstentions will have no effect on the outcome of the vote.

Couchbase, Inc.	2	2025 Proxy Statement

Who is entitled to vote at the Annual Meeting?
Holders of our common stock as of the close of business on April 3, 2025, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 53,981,199 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. Stockholders are not permitted to cumulate votes with respect to the election of directors.
Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”
Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank or other nominee sent to you. Throughout this proxy statement, we refer to these holders as “street name stockholders.”

Is there a list of registered stockholders entitled to vote at the annual meeting?
A complete list of registered stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting during ordinary business hours at the principal place of business of the corporation. Stockholders interested in viewing the list can contact our corporate secretary to schedule an appointment by writing to Couchbase, Inc., Attention: Corporate Secretary, 3250 Olcott Street, Santa Clara, California, 95054. Such list will also be available during the Annual Meeting online at www.virtualshareholdermeeting.com/BASE2025.

Are a certain number of shares required to be present at the Annual Meeting?
A quorum is the minimum number of shares required to be present or represented at the Annual Meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The holders attending the Annual Meeting virtually or by proxy, of a majority of the voting power of our capital stock issued and outstanding and entitled to vote will constitute a quorum to transact business at the Annual Meeting. Abstentions, choosing to withhold authority to vote and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chair of the meeting may adjourn the meeting to another time or place.

How do I vote and what are the voting deadlines?
Stockholder of Record. If you are a stockholder of record, you may vote in one of the following ways:
•by Internet prior to the Annual Meeting at www.proxyvote.com, 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on May 29, 2025 (have your Notice or proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-9603, 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on May 29, 2025 (have your Notice or proxy card in hand when you call);
•by completing, signing and mailing your proxy card (if you received printed proxy materials), which must be received prior to the Annual Meeting; or
•by attending the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/BASE2025, where you may vote during the meeting (have your Notice or proxy card in hand when you visit the website).

Couchbase, Inc.	3	2025 Proxy Statement

Street Name Stockholders. If you are a street name stockholder, then you will receive voting instructions from your broker, bank or other nominee. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. We therefore recommend that you follow the voting instructions in the materials you receive. If your voting instruction form or Notice indicates that you may vote your shares through the proxyvote.com website, then you may vote those shares at the Annual Meeting with the control number indicated on that voting instruction form or Notice. Otherwise, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?
Stockholder of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:
•“FOR” the election of each Class I director nominee named in this proxy statement;
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026;
•“FOR” the approval of the approval of an advisory, non-binding vote to approve the compensation of our named executive officers; and
•to indicate a preference that future advisory, non-binding votes on the compensation of our named executive officers occur every “1 YEAR.”
In addition, if any other matters are properly brought before the Annual Meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.
Street Name Stockholders. Brokers, banks and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee may generally have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026. However, several large brokers recently eliminated the practice of discretionary voting of uninstructed shares, including on matters generally identified as “routine” such as the matter mentioned immediately above. Your broker, bank or other nominee will not have discretion to vote on any other proposals, which are considered non-routine matters, absent direction from you. In the event that your broker, bank or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the routine or non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.

Can I change my vote or revoke my proxy?
Stockholder of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:
•entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);
•completing and returning a later-dated proxy card, which must be received prior to the Annual Meeting;
•delivering a written notice of revocation to our corporate secretary at Couchbase, Inc., 3250 Olcott Street, Santa Clara, California, 95054, Attention: Corporate Secretary, which must be received prior to the Annual Meeting; or
•attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Street Name Stockholders. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.

Couchbase, Inc.	4	2025 Proxy Statement

What do I need to do to attend the Annual Meeting?
We will be hosting the Annual Meeting via live audio webcast only.
Stockholder of Record. If you were a stockholder of record as of the record date, then you may attend the Annual Meeting virtually, and will be able to submit your questions during the meeting and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/BASE2025. To attend and participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting live audio webcast will begin promptly at 9:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures.
Street Name Stockholders. If you were a street name stockholder as of the record date and your voting instruction form or Notice indicates that you may vote your shares through the proxyvote.com website, then you may access and participate in the Annual Meeting with the control number indicated on that voting instruction form or Notice. Otherwise, street name stockholders should contact their bank, broker or other nominee and obtain a legal proxy in order to be able to attend and participate in the Annual Meeting.

How can I get help if I have trouble checking in or listening to the Annual Meeting online?
If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Matthew M. Cain and Margaret Chow have been designated as proxy holders with full power of substitution and re-substitution for the Annual Meeting by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board on the proposals as described above. If any other matters are properly brought before the Annual Meeting, then the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, then the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

Who will count the votes?
A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election.

How can I contact Couchbase’s transfer agent?
You may contact our transfer agent, Equiniti Trust Company, LLC, by telephone at (800) 937-5449, or by writing Equiniti Trust Company, LLC, (EQ) at P.O. Box 500, Newark, NJ 07101 or by overnight mail to 55 Challenger Road, Floor 2, Ridgefield Park, NJ 07660. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at www.astfinancial.com.

Couchbase, Inc.	5	2025 Proxy Statement

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?
Our Board is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. If you choose to access the proxy materials and/or vote through the internet, you are responsible for any internet access charges you may incur.

Where can I find the voting results of the Annual Meeting?
We will disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission, or SEC, within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the SEC we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or more than one set of printed proxy materials?
If you receive more than one Notice or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report. How may I obtain an additional copy of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report?

We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these

Couchbase, Inc.	6	2025 Proxy Statement

documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice or proxy statement and annual report, as applicable, you may contact us as follows:
(Prior to June 1, 2025)
Couchbase, Inc.
Attention: Corporate Secretary
3250 Olcott Street
Santa Clara, California 95054
Tel: (650) 417-7500
(On or After June 1, 2025)
Couchbase, Inc.
Attention: Corporate Secretary
3155 Olsen Avenue, Suite 100
San Jose, CA 95117
Tel: (650) 417-7500
Street name stockholders may contact their broker, bank or other nominee to request information about householding.

Why is the Annual Meeting being held virtually?
We are continuously exploring technologies and services that will best permit our stockholders to engage with us from any location around the world and exercise their vote. We have decided to conduct the Annual Meeting on a virtual basis because we believe a virtual meeting improves communication and enables increased stockholder attendance and participation.
The virtual meeting technology that we use provides ease of access and real-time communication, while reducing the environmental impact and costs associated with an in-person meeting. We believe that by hosting our Annual Meeting virtually, our stockholders will be provided the same rights and opportunities to participate as they would at an in-person meeting, while offering a greater level of flexibility for many of our stockholders who may not be able to attend an annual meeting of stockholders in person.

How can I submit a question during the Annual Meeting?
If you want to submit a question during the Annual Meeting, log into www.virtualshareholdermeeting.com/BASE2025, type your question into the “Ask a Question” field, and click “Submit.” Stockholders are permitted to submit questions during the annual meeting via the virtual meeting website that are in compliance with the meeting rules of conduct provided on the virtual meeting website and subject to a limit of one question per stockholder. We will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting. Only questions that are relevant to an agenda item to be voted on by stockholders will be answered.

Couchbase, Inc.	7	2025 Proxy Statement

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
If a stockholder would like us to consider including a proposal in our proxy statement for our 2026 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before December 17, 2025. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
(Prior to June 1, 2025)
Couchbase, Inc.
Attention: Corporate Secretary
3250 Olcott Street
Santa Clara, California 95054
(On or After June 1, 2025)
Couchbase, Inc.
Attention: Corporate Secretary
3155 Olsen Avenue, Suite 100
San Jose, CA 95117
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2026 annual meeting of stockholders, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. In addition, the notice must contain the information required by, and otherwise comply with, Rule 14a-19(b) of the Exchange Act, if applicable. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m. Pacific Time on January 29, 2026, and
•no later than 5:00 p.m. Pacific Time on February 28, 2026.
In the event that we hold our 2026 annual meeting of stockholders more than 25 days before or after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m. Pacific Time on the 120th day prior to the day of our 2026 annual meeting of stockholders, and
•no later than 5:00 p.m. Pacific Time on the 10th day following the day on which public announcement of the date of the annual meeting of stockholders is first made by us.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

Availability of Bylaws
A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Couchbase, Inc.	8	2025 Proxy Statement

Board of Directors and Corporate Governance

Composition of the Board
Our Board currently consists of ten directors, nine of whom are independent under the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). Our Board is divided into three classes with staggered three-year terms. Thus, at each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the names, ages as of April 3, 2025, and certain other information for each of our directors and director nominees:

Name	Class	Age	Position(s)	Director Since	Current Term Expires	Expiration of Term for Which Nominated

Nominees for Director
Edward T. Anderson (1)	I	75	Director	2020	2025	2028
Matthew M. Cain	I	47	Chair, President, Chief Executive Officer and Director	2017	2025	2028
Lynn M. Christensen (2)	I	63	Director	2021	2025	2028
Aleksander J. Migon (1)	I	45	Director	2020	2025	2028
Class I and Class II Directors
Carol W. Carpenter (2)	II	57	Director	2021	2026
Kevin J. Efrusy (3)	II	52	Director	2008	2026
Jeff Epstein (1)(3)	II	68	Director	2015	2026
Alvina Y. Antar (3)	III	50	Director	2021	2027
David C. Scott (3)	III	63	Director	2018	2027
Richard A. Simonson (1)(2)	III	66	Lead Independent Director	2020	2027
(1)Member of Audit Committee
(2)Member of Nominating and Corporate Governance Committee
(3)Member of Compensation Committee

Couchbase, Inc.	9	2025 Proxy Statement

Nominees for Director

Edward T. Anderson INDEPENDENT DIRECTOR

DIRECTOR BACKGROUND
Mr. Anderson has served as a member of our Board since January 2020. Mr. Anderson founded two venture capital firms, North Bridge Venture Partners in May 1993, where he currently serves as a Managing Partner focusing on early-stage high-tech companies, and North Bridge Growth Equity in February 2007. Mr. Anderson currently serves on the board of Markforged, Inc., an industrial additive manufacturing platform and previously served on the board of directors of Lyra Therapeutics, Inc., a biotechnology company from 2019 to 2024. Mr. Anderson holds an M.S. from Columbia Business School and a B.F.A. from University of Denver, where he has served on the board of trustees since 2011 and currently serves as chair on its Investment Committee.

AGE: 75 DIRECTOR SINCE: 2020

Mr. Anderson was selected to serve on our Board because of his extensive experience as a venture capital investor, his knowledge of technology companies and his experience as a director of public companies.

Matthew M. Cain CHAIR, PRESIDENT AND CHIEF EXECUTIVE OFFICER

DIRECTOR BACKGROUND
Mr. Cain has served as our President and Chief Executive Officer and a member of our Board since April 2017, and as Chair of our Board since September 2022. Prior to joining us, he served as President of Worldwide Field Operations for Veritas Technologies LLC, a data management company, from April 2016 to October 2016, and as its Executive Vice President and Chief Product Officer from October 2014 to March 2016. Mr. Cain also previously held a variety of senior leadership positions at Symantec Corporation, a security software company, from February 2012 to September 2014, and at Cisco Systems, Inc., a networking solutions company, from July 2000 to August 2003 and August 2005 to January 2012. Mr. Cain holds an M.B.A. from Stanford Graduate School of Business and a B.S. in Electrical Engineering from Northwestern University.

AGE: 47 DIRECTOR SINCE: 2017
Mr. Cain was selected to serve on our Board because of the perspective and experience he brings as our President and Chief Executive Officer.

Couchbase, Inc.	10	2025 Proxy Statement

Lynn M. Christensen INDEPENDENT DIRECTOR

DIRECTOR BACKGROUND
Ms. Christensen has served as a member of our Board since May 2021. Prior to joining us, she held several positions at Workday, Inc., an enterprise resource planning software company, most recently as Chief of Staff for Products and Technology from December 2018 until her retirement in July 2020 and as Senior Vice President of Products from March 2015 to November 2018. Ms. Christensen holds an M.B.A. from San Francisco State University and a B.S. in Computer Information Systems from Arizona State University.

AGE: 63 DIRECTOR SINCE: 2021
Ms. Christensen was selected to serve on our Board because of her operational experience with and knowledge of technology companies.

Aleksander J. Migon INDEPENDENT DIRECTOR

DIRECTOR BACKGROUND
Mr. Migon has served as a member of our Board since May 2020. Mr. Migon is a Managing Partner at GPI Capital, a growth equity investment firm, which he co-founded in April 2016. Prior to joining GPI Capital, Mr. Migon served as a Managing Director of Global Partnership Investing at BTG Pactual, an investment management firm, from April 2015 to May 2016. Prior to BTG Pactual, Mr. Migon served as a Portfolio Manager of Ontario Teachers’ Pension Plan, a pension fund, from August 2010 to April 2015, as a Corporate Development Consultant at George Weston Limited, a food processing and distribution business, from May 2009 to August 2010, as an Associate at Moore Capital Management LP, an investment management firm, from September 2007 to February 2008 and as an Associate at Merrill Lynch, an investment bank, from March 2004 to August 2007. Mr. Migon holds a B.Comm. in Economics and Finance from University of Toronto and is a CFA charterholder.

AGE: 45 DIRECTOR SINCE: 2020
Mr. Migon was selected to serve on our Board because of his extensive experience as a growth equity investor.

Couchbase, Inc.	11	2025 Proxy Statement

Class II and Class III Directors

Carol W. Carpenter INDEPENDENT DIRECTOR

DIRECTOR BACKGROUND
Ms. Carpenter has served as a member of our Board since May 2021. Ms. Carpenter has been serving as the Chief Marketing Officer of Cohesity, a cyber resiliency company, since February 2025. Previously she served as Chief Marketing Officer of Unity Software Inc., a real-time 3D software development company, from February 2022 to December 2024. She has also served as the Chief Marketing Officer of VMware, Inc., a cloud computing and virtualization technology company, from June 2020 to February 2022. Prior to VMware, she served as Vice President, Product Marketing of Google Cloud Platform at Google, LLC, a technology company, from January 2017 to May 2020. Ms. Carpenter has served on the board of directors of Scoot, an experiential meeting platform, and Dice Holdings Inc., a career website company, from June 2014 to January 2021. Ms. Carpenter holds an M.B.A. from Harvard University and a B.A. in Economics from Stanford University.

AGE: 57 DIRECTOR SINCE: 2021
Ms. Carpenter was selected to serve on our Board because of her experience as an executive and director of technology companies.

Kevin J. Efrusy INDEPENDENT DIRECTOR

DIRECTOR BACKGROUND
Mr. Efrusy has served as a member of our Board since November 2008. Mr. Efrusy joined Accel Partners, a venture capital firm, in March 2003, where he currently serves as Partner focusing on software and consumer companies. Mr. Efrusy currently also serves on the board of directors of numerous privately-held companies. Mr. Efrusy holds an M.B.A. from Stanford Graduate School of Business, where he served on its management board from 2013 to 2019, and holds an M.S. and B.S. in Electrical Engineering and a B.A. in Economics from Stanford University.

AGE: 52 DIRECTOR SINCE: 2008

Mr. Efrusy was selected to serve on our Board because of his extensive experience as a venture capital investor, his extensive experience as a director of publicly- and privately-held companies and his knowledge of technology companies.

Couchbase, Inc.	12	2025 Proxy Statement

Jeff Epstein INDEPENDENT DIRECTOR

DIRECTOR BACKGROUND
Mr. Epstein has served as a member of our Board since June 2015. Mr. Epstein is an Operating Partner at Bessemer Venture Partners, a venture capital firm, which he joined in November 2011. Mr. Epstein was Executive Vice President and Chief Financial Officer of Oracle Corporation, an enterprise software company, from September 2008 to April 2011. Prior to joining Oracle, Mr. Epstein served as chief financial officer of several public and private companies, including DoubleClick, an Internet advertising technology company which was acquired by Google LLC, at King World Productions, a television programming company which was acquired by CBS, and at Nielsen’s Media Measurement and Information Group, a data and measurement company. Mr. Epstein was a Co-Chief Executive Officer and Chief Financial Officer of Apex Technology Acquisition Corp., a blank check company formed for the purpose of mergers and acquisitions, which he joined in June 2019. Apex Technology Acquisition Corp. merged with Avepoint, Inc., a software vendor of SaaS solutions, in July 2021 and Mr. Epstein has served on its board of directors since then. Mr. Epstein has also served on the board of directors of Poshmark, Inc., a social commerce marketplace company, from April 2018 to January 2023, Okta, Inc., an identity and access management company, since June 2021, on the board of directors and as lead independent director of Twilio Inc., a cloud communications company, since July 2017 and as the chairman of its board since January 2024, and on the board of directors of Shutterstock, Inc., a global provider of licensed imagery, from April 2012 to June 2021. Mr. Epstein holds a B.A. from Yale University and an M.B.A. from Stanford Graduate School of Business.

AGE: 68 DIRECTOR SINCE: 2018
Mr. Epstein was selected to serve on our Board because of his experience as an executive and director of technology companies.

Alvina Y. Antar INDEPENDENT DIRECTOR

DIRECTOR BACKGROUND
Ms. Antar has served as a member of our Board since December 2021. Ms. Antar has been serving as the Chief Digital Officer of F5, Inc., an application security and delivery company, since January 2025. Prior to joining F5, Ms. Antar served as the Chief Information Officer at Okta, Inc., an identity and access management platform, from August 2020 to March 2024. Prior to Okta, she served as the Chief Information Officer at Zuora, Inc., a cloud-based subscription management platform from August 2014 to August 2020 and previously spent 17 years at Dell Technologies Inc. in various leadership roles. Ms. Antar holds a B.S. in Computer Science from the University of Houston.

AGE: 50 DIRECTOR SINCE: 2021
Ms. Antar was selected to serve on our Board because of her operational experience and knowledge of technology companies.

Couchbase, Inc.	13	2025 Proxy Statement

David C. Scott INDEPENDENT DIRECTOR

DIRECTOR BACKGROUND
Mr. Scott has served as a member of our Board since September 2018. Mr. Scott also serves on the board of a number of privately-held companies in the Information Technology and FinTech industries. He founded Nebulon, Inc., a cloud-managed storage company, in May 2018, where he served as Executive Chairman on its board of directors. Previously in his career, Mr. Scott served as Senior Vice President and General Manager of Storage at Hewlett-Packard Company, an Information Technology company, from September 2010 to March 2015, and from January 2001 to September 2010, as President and Chief Executive Officer at 3PAR Inc., a Data Storage and IT company where Mr. Scott advised the company through its initial public offering and ultimately its acquisition by Hewlett-Packard Company in September 2010. Mr. Scott holds an Honorary Doctorate in Engineering and a B.S. in Computer Science and Mathematics with Honors from University of Bristol.

AGE: 63 DIRECTOR SINCE: 2018
Mr. Scott was selected to serve on our Board because of his extensive experience as a director of publicly- and privately-held companies and his knowledge of technology companies.

Couchbase, Inc.	14	2025 Proxy Statement

Richard A. Simonson LEAD INDEPENDENT DIRECTOR

DIRECTOR BACKGROUND
Mr. Simonson has served as a member of our Board since June 2020. He has also been serving on the board of Electronic Arts Inc. (EA), a digital interactive entertainment company, since August 2006, and EverCommerce Inc., a service commerce platform, since July 2021, and an entertainment industry software provider, since September 2018. Mr. Simonson has also been serving as Managing Partner of Specie Mesa LLC, an investment and advisory firm that focuses on high-growth technology companies, since July 2018. In addition to serving on the board of numerous privately-held technology companies during his tenure at Specie Mesa, he also served on the board of Silver Spring Networks, Inc., a smart grid company, from October 2009 to January 2018, where he assisted with its initial public offering in March 2013. Prior to Silver Spring, Mr. Simonson served as Executive Vice President and Chief Financial Officer of Sabre Corporation, a global travel and hospitality technology company, from March 2013 to July 2018, where he oversaw its initial public offering in April 2014. Prior to Sabre, Mr. Simonson was the President of Business Operations and Chief Financial Officer of Rearden Commerce, now known as Deem, Inc., a corporate travel management software company, from May 2011 to May 2012. From September 2001 to August 2010, Mr. Simonson held various executive roles at Nokia Corporation, a global telecommunications company based in Finland, including General Manager of Mobile Phones, Executive Vice President and Chief Financial Officer. Mr. Simonson holds an M.B.A. from University of Pennsylvania Wharton School of Business and a B.S. in Mining Engineering from Colorado School of Mines.

AGE: 66 DIRECTOR SINCE: 2018

Mr. Simonson was selected to serve on our Board because of his significant operational experience as an executive with technology companies and his experience serving on the boards of directors of other publicly- and privately-held companies.

Couchbase, Inc.	15	2025 Proxy Statement

Director Independence
Our common stock is listed on Nasdaq. As a company listed on Nasdaq, we are required under Nasdaq listing rules to maintain a board comprised of a majority of independent directors. Under Nasdaq listing rules, the director independence definition includes a series of objective tests, such as that the director is not also one of our employees and has not engaged various types of business dealings with us. In addition, as further required by Nasdaq Rules, the listed company’s board of directors must make a subjective determination as to each non-employee director that the director does not have a relationship that would, in the opinion of the listed company’s board of directors interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent.
Audit Committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Nasdaq listing rules applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and Nasdaq listing rules applicable to compensation committee members.
Our Board has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that that each of Messrs. Anderson, Efrusy, Epstein, Migon, Scott and Simonson and Mses. Antar, Carpenter and Christensen, representing nine of our ten directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the listing standards of Nasdaq. Matthew M. Cain is not considered an independent director because of such person’s position as our President and Chief Executive Officer.
In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”
There are no family relationships among any of our directors, director nominees or executive officers.
Board Leadership Structure and Role of Lead Independent Director
Mr. Cain, our President and Chief Executive Officer, serves as chair of our Board and presides over meetings of our Board, holds such other powers, and carries out such other duties as are customarily carried out by the chair of a Board.
Our Board has appointed Mr. Simonson to serve as our lead independent director. As lead independent director, Mr. Simonson presides over periodic meetings of our independent directors, serves as a liaison for our independent directors and performs such additional duties as our Board may otherwise determine or delegate.
As a result of the Board’s committee system and the existence of a majority of independent directors, the Board maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates and corporate governance programs. We believe that the leadership structure of our Board, including Mr. Simonson’s role as lead independent director and Mr. Cain's role as chair of the Board, as well as the independent committees of our Board, is appropriate and enhances our Board’s ability to effectively carry out its roles and responsibilities on behalf of our stockholders.

Couchbase, Inc.	16	2025 Proxy Statement

Board Self-Evaluations
To further promote strong board leadership and corporate governance, we conduct annual self-evaluations of our Board and committees, which are overseen by our Nominating and Corporate Governance Committee. The Board periodically considers the mix of skills and experience that directors bring to the Board to assess whether the Board has the necessary tools to perform its oversight function effectively. Our lead independent director and the chair of each committee review the results of these self-evaluations.
Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. Our Board reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular board meeting, receives reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions.
In addition, our Board has tasked designated standing committees with oversight of certain categories of risk management. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and also, among other things, discusses with management and the independent auditor guidelines, policies with respect to risk assessment and risk management and potential conflicts of interest. Our Compensation Committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking. Our Nominating and Corporate Governance Committee assesses risks relating to our corporate governance practices and the independence of the Board.
Our Board believes its current leadership structure supports the risk oversight function of the board.
Board Diversity
Our Company is committed to fostering an environment of diversity and inclusion, including among our Board members. Accordingly, in considering our director nominees, the Nominating and Corporate Governance Committee considers candidates with diverse backgrounds and a diversity of experience, race, ethnicity, gender, age, tenure and perspective that collectively enhance the quality of the Board’s composition and deliberations according to the Company’s strategy and the perceived needs of our Board at any given time. Of the self-identification data available, as of April 16, 2025, the Board’s self-identified diversity statistics reflect that female directors comprise 30% of the Board, and 30% of the Board self-identified as an underrepresented minority or in LGBTQ+ communities.

Couchbase, Inc.	17	2025 Proxy Statement

Environmental, Social and Governance at Couchbase
ESG is among the many ways we put Our Values in action. Although all six values statements stand in support of our ESG vision, there are some, such as Be A Good Human, Act With Uncompromising Integrity and Make Tomorrow Better Than Today, that we believe are not only core to who we are, but are critical in earning the trust of our employees, customers, partners and stockholders, and are foundational to our success as a business.
That is why our focus on ESG begins at the top - our Nominating and Corporate Governance Committee is responsible for overseeing ESG matters and receives regular updates on a variety of ESG topics. Updates are provided regularly to our board. Mr. Cain, our president, CEO and the chair of our Board, champions our ESG efforts, and Ms. Chow, our chief legal officer, provides oversight of the activities of our ESG working group, which consists of a cross-functional team that collaborates to define ESG strategy, identify priorities and advance initiatives.
Environmental
As a leader in database technology, we are an international company with a global reach, mindful that challenges like climate change should be tackled not just by governments but by innovative companies like ours. Along our journey, we recognize that we have an impact on the environment and natural resources, and how we conduct our business can greatly increase or reduce this impact. Couchbase is committed to exploring ways to continually reduce its impact to Make Tomorrow Better Than Today, Starting Now.
Social
We amplify our social impact by cultivating a collaborative, diverse and inclusive culture and supporting our employees, customers, and communities to thrive. It all starts with our very first value: Be A Good Human, Always. This commitment is grounded in passionate advocacy for humanity and belonging. We will always strive to be good humans, and we do that by insisting that we live Our Values through authenticity, acceptance, and connection. We strive to not just state Our Values but demonstrate and live them throughout Couchbase.
Governance
As a public company, we are committed to strong corporate governance and effective board oversight. We believe that building trust and accountability is critical to our success and the long-term interest of our stockholders.
Governance includes corporate security and product security for our cutting-edge database solutions. Couchbase demonstrates commitment to security by setting forth policies, strategic direction, providing resources and empowering employees. Industry best practices and security by design are ingrained in our policies, procedures, software development practices and cloud operations.
Governance also includes data privacy, a key area of focus for Couchbase. We track global standards and laws to ensure we meet our commitments and obligations with respect to the privacy of our Couchbase community, customers and others who engage with our company. We strive to incorporate privacy by design and continuously review the requirements of data privacy laws that apply to our products and services.
Identifying ESG Priorities
Our ESG strategy focuses on five priorities identified by a materiality assessment based on both internal and external stakeholder perspectives:
•Data Privacy & Cybersecurity
•Employee Recruitment, Development & Retention
•Diversity, Equity & Inclusion
•Employee Engagement, Well-being & Satisfaction
•Business Ethics

Couchbase, Inc.	18	2025 Proxy Statement

We continue to advance our ESG priorities and strategies in consultation with the Nominating and Corporate Governance Committee. For more information on our ESG initiatives, we encourage you to see our ESG Highlights Reports on the Couchbase ESG page in our Investor Relations website.
Human Capital Management
We believe the foundation of our current and future success is our world-class organization, which combines our exceptional people with a culture we believe in and care deeply about. We are building a company that we are proud of, focusing on how we do things as much as on what we do. Our approach to human capital management (“HCM”) is wide-reaching and encompasses many aspects including our values, reward and recognition, employee engagement, compensation and benefits, talent attraction and development, and diversity and inclusion.
As we continue to foster a culture based on our values, we engage our employees by soliciting feedback through regular, confidential employee engagement surveys. We review the outcomes of the survey to inform the actions to improve the employee experience. We also periodically review our rewards and promotion statuses to recognize contributions by our employees while working to improve our hiring process and employee experience to attract and retain top talent. Our HCM strategy also supports our diversity, equity and inclusion commitments such as through education, community engagement and leadership development.

Couchbase, Inc.	19	2025 Proxy Statement

Board Committees
Our Board has established the following standing committees of the board: Audit Committee; Compensation Committee; and Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees of our Board is described below.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Edward T. Anderson
Matthew M. Cain
Lynn M. Christensen
Aleksander J. Migon
Carol W. Carpenter
Kevin J. Efrusy
Jeff Epstein
Alvina Y. Antar
David C. Scott
Richard A. Simonson

Committee Chair	Committee Member

Audit Committee
Members: Messrs. Anderson, Epstein, Migon and Simonson (Chair)

Our Board has determined that each member of our Audit Committee meets the requirements for independence of audit committee members under the rules and regulations of the SEC and the listing standards of Nasdaq, and also meets the financial literacy requirements of the listing standards of Nasdaq. Our Board has determined that Messrs. Anderson, Epstein, Migon and Simonson are Audit Committee financial experts within the meaning of Item 407(d) of Regulation S-K. Our Audit Committee is responsible for, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing our policies on risk assessment and risk management, including cybersecurity risk;
•reviewing related party transactions; and
•approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Our Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our Audit Committee is available on our website at investors.couchbase.com. During our fiscal year ended January 31, 2025, our Audit Committee held five formal meetings.

Couchbase, Inc.	20	2025 Proxy Statement

Compensation Committee
Members: Messrs. Efrusy, Epstein and Scott (Chair) and Ms. Antar

Our Board has determined that each member of our Compensation Committee meets the requirements for independence for compensation committee members under the rules and regulations of the SEC and the listing standards of Nasdaq. Each member of the Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee is responsible for, among other things:
•reviewing, approving and determining, or making recommendations to our Board regarding, the compensation of our executive officers; administering our equity compensation plans;
•reviewing and approving and making recommendations to our Board regarding incentive compensation and equity compensation plans; and establishing and reviewing general policies relating to compensation and benefits of our employees; and reviewing, approving (or making recommendations to our Board for approval) and administering any clawback policy allowing us to recoup compensation paid to employees.
Our Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our Compensation Committee is available on our website at investors.couchbase.com. During our fiscal year ended January 31, 2025, our Compensation Committee held four formal meetings.
During our fiscal year ended January 31, 2025, our Compensation Committee engaged the services of Compensia, Inc. (“Compensia”), a national compensation consulting firm, to advise the Compensation Committee regarding the amount and types of compensation provided to our executive officers and non-employee directors. Compensia does not provide any services to us other than the services provided to our Compensation Committee. Our Compensation Committee has assessed the independence of Compensia pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent Compensia from independently representing the Compensation Committee.

Nominating and Corporate Governance Committee
Members: Mr. Simonson and Mses. Carpenter (Chair) and Christensen

The current members of our Nominating and Corporate Governance Committee are Mr. Simonson and Mses. Carpenter and Christensen. Ms. Carpenter is the chair of our Nominating and Corporate Governance committee. Our Board has determined that each member of our Nominating and Corporate Governance Committee meets the requirements for independence for nominating and corporate governance committee members under the listing standards of Nasdaq. Our Nominating and Corporate Governance Committee is responsible for, among other things:
•identifying, evaluating, selecting or making recommendations to our Board regarding nominees for election to our Board and its committees;
•evaluating the performance of our Board and of individual directors;
•considering and making recommendations to our Board regarding the composition of our Board and its committees; reviewing developments in corporate governance practices and reporting;
•evaluating the adequacy of our corporate governance practices and reporting;
•developing and making recommendations to our Board regarding corporate governance guidelines and matters; and
•overseeing our practices with respect to environmental, social and governance matters.
Our Nominating and Corporate Governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq. A copy of the charter of our Nominating and Corporate Governance Committee is available on our website at investors.couchbase.com. During our fiscal year ended January 31, 2025, our Nominating and Corporate Governance Committee held four formal meetings.

Couchbase, Inc.	21	2025 Proxy Statement

Attendance at Board and Stockholder Meetings
During our fiscal year ended January 31, 2025, our Board held five meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our Board at the annual meetings of stockholders, we encourage, but do not require, directors to attend. Ten of our directors attended last year's annual meeting.
Executive Sessions of Non-Employee Directors
To encourage and enhance communication among non-employee directors, and as required under the applicable Nasdaq rules, our corporate governance guidelines provide that the non-employee directors will meet in an executive session without management directors or management present on a periodic basis. In addition, if any of our non-employee directors are not independent directors, then our independent directors will also meet in an executive session on a periodic basis.
Compensation Committee Interlocks
and Insider Participation
During fiscal 2025, the members of our Compensation Committee were Messrs. Efrusy, Epstein, Scott and Ms. Antar. None of the members of our Compensation Committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Considerations in Evaluating Director Nominees
Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our Nominating and Corporate Governance Committee will consider the current size and composition of our Board and the needs of our Board and the respective committees of our Board and other director qualifications. Some of the factors that our Nominating and Corporate Governance Committee considers in assessing director nominee qualifications include, without limitation, issues of character, professional ethics and integrity, judgment, business experience and diversity, and with respect to diversity, such factors as race, ethnicity, gender, differences in professional background, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our Board. Although our Board does not maintain a specific policy with respect to board diversity, our Board believes that the Board should be a diverse body, and the Nominating and Corporate Governance Committee considers a broad range of perspectives, backgrounds and experiences.
After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board the director nominees for selection. Our Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors and our Board has the final authority in determining the selection of director candidates for nomination to our board.

Couchbase, Inc.	22	2025 Proxy Statement

Stockholder Recommendations and Nominations
to our Board
Our Nominating and Corporate Governance Committee will consider recommendations and nominations for candidates to our Board from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations and nominations comply with our amended and restated certificate of incorporation and amended and restated bylaws, all applicable company policies and all applicable laws, rules and regulations, including those promulgated by the SEC. Our Nominating and Corporate Governance Committee will evaluate such recommendations in accordance with its charter, our bylaws and corporate governance guidelines and the director nominee criteria described above.
A stockholder that wants to recommend a candidate to our Board should direct the recommendation in writing by letter to our corporate secretary at Couchbase, Inc., 3250 Olcott Street, Santa Clara, California 95054 before June 1, 2025 or 3155 Olsen Avenue, Suite 100, San Jose, CA 95117 on or after June 1, 2025, Attention: Corporate Secretary. Such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate. Our Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also directly nominate persons for our Board. Any nomination must comply with the requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC and should be sent in writing to our corporate secretary at the address above. To be timely for our 2026 annual meeting of stockholders, nominations must be received by our corporate secretary observing the deadlines discussed below under “Other Matters—Stockholder Proposals or Director Nominations for 2026 Annual Meeting.”
Communications with the Board
Stockholders and other interested parties wishing to communicate directly with our non-management directors, may do so by writing and sending the correspondence to our Chief Legal Officer by mail to our principal executive offices at Couchbase, Inc., 3250 Olcott Street, Santa Clara, California 95054 prior to June 1, 2025, or 3155 Olsen Avenue, Suite 100, San Jose, CA 95117 on or after June 1, 2025. Our Chief Legal Officer or Legal Department, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our board to consider and (3) matters that are of a type that are improper or irrelevant to the functioning of our board or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our Chief Legal Officer or Legal Department will route such communications to the appropriate director(s) or, if none is specified, then to the chair of the board or lead independent director, if there is not an independent chair of the board. These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.
Policy Prohibiting Hedging or Pledging of Securities
Under our insider trading policy (as amended from time to time, the "Insider Trading Policy"), our employees, including our executive officers, and the members of our Board are prohibited from, directly or indirectly, among other things, (1) engaging in short sales, (2) trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options, RSUs and other compensatory awards issued to such individuals by us), (3) otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted to them by us as part of their compensation or held, directly or indirectly, by them, (4) pledging any of our securities as collateral for any loans and (5) holding our securities in a margin account.

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Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board has adopted corporate governance guidelines. These guidelines address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our Board and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a code of business conduct and ethics, which is a "code of ethics” as defined by Item 406 of Regulation S-K, and applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics are available on our website at investors.couchbase.com. We will post amendments to our code of business conduct and ethics other than technical, administrative or other nonsubstantive amendments or any waivers of our code of business conduct and ethics for directors and executive officers on the same website.
Director Compensation
In connection with our initial public offering, we adopted an outside director compensation policy for our non-employee directors, which was amended and restated in December 2021 and was further amended and restated in August 2024, with input from Compensia, to attract, retain, and reward non-employee directors by increasing the cash and equity compensation for their Board services. Under our outside director compensation policy, non-employee directors will receive compensation in the form of cash and equity, as described below. We also reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings as well as continuing director education.
Cash Compensation
Under our current outside director compensation policy, each non-employee director is paid an annual cash retainer of $35,000, which is paid quarterly in arrears on a prorated basis.
Under the policy, each non-employee director will be eligible to earn additional annual cash compensation (paid quarterly in arrears on a prorated basis) for their additional services as follows:

Chair of the Board	$20,000
Lead Independent Director	$17,000
Chair of Audit Committee	$20,000
Member of Audit Committee	$10,000
Chair of Compensation Committee	$14,000
Member of Compensation Committee	$6,000
Chair of Nominating Committee	$8,000
Member of Nominating Committee	$4,000
For clarity, each non-employee director who serves as the chair of a committee shall receive only the additional annual cash fee as the chair of the committee, and not the additional annual cash fee as a member of the committee.
Each non-employee director may elect to receive his or her cash retainers in the form of fully vested restricted stock units (“RSUs”).  An electing non-employee director will be granted a quarterly fully-vested RSU award having a value equal to the quarterly portion of the annual cash retainer and/or any committee annual cash retainer that the non-employee director would have received absent an election, rounded down to the nearest whole share.  Each election must remain in place for a minimum of a full fiscal year. In addition, we have implemented an RSU deferral program, under which each of our non-employee director may to elect to defer the receipt of his or her annual cash retainer until a later date in accordance with applicable tax laws. Additionally, for any automatic equity grant in the form of RSUs, the

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director may elect in accordance with federal tax laws when he or she will receive payout of his or her vested RSUs and defer income taxation until the award is paid. An election to defer the payout of vested RSUs is not intended to increase the value of the payout to the non-employee director, but rather to give the non-employee director the flexibility to decide when he or she will be subject to taxation with respect to the award. Any election to defer payment of any vested RSUs will not alter the other terms of the award, including the vesting requirements.
Equity Compensation
Initial Award
Each individual who first becomes an outside director following the effective date of our most recent amended and restated outside director policy will be granted an award of RSUs (an “Initial Award”) covering a number of shares having a value of $350,000, rounded down to the nearest whole share.  The Initial Award will be automatically granted on the first trading date on or after the date on which such individual first becomes an outside director (the “Start Date”), whether through election by the stockholders of the company or appointment by the Board to fill a vacancy.  If an individual was a member of the Board and also an employee, becoming an outside director due to termination of employment will not entitle the outside director to an Initial Award. Each Initial Award will vest as to 1/3 of the shares subject to the Initial Award on each anniversary of the date the applicable director's service commenced.
Pro-Rated Annual Award
If an individual's Start Date is not on the date of one of the company's annual meetings of stockholders, such director shall automatically be granted a pro-rated annual award (a “Pro-Rated Annual Award”). If such individual's Start Date is the date of an annual meeting, then the director shall receive an annual award (as described below). Pro-Rated Annual Awards consist of RSUs covering a number of shares having a value of (x) $175,000 multiplied by (y) the fraction obtained by dividing (A) the number of full months during the period beginning on the start date and ending on the one-year anniversary of the date of the then-most recent annual meeting by (B) 12. The Pro-Rated Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Pro-Rated Annual Award is granted or (ii) the day prior to the date of the annual meeting next following the date the Pro-Rated Annual Award is granted.
Annual Award
On the date of each of our annual meetings of stockholders following our initial public offering, each outside director will be automatically granted an award of RSUs covering a number of shares having a value of $175,000, rounded down to the nearest whole share. Each such annual award will vest on the earlier of (i) the one-year anniversary of the date such annual award is granted or (ii) the day prior to the date of the annual meeting next following the date such annual award granted.
Director Compensation for Fiscal 2025
The following table sets forth information regarding the total compensation awarded to, earned by or paid to our non-employee directors for their service on our Board, for the fiscal year ended January 31, 2025. Directors who are also our employees receive no additional compensation for their service as directors. During fiscal 2025, Mr. Cain was an

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employee and executive officer of the company and therefore did not receive compensation as a director. See “Executive Compensation” for additional information regarding Mr. Cain’s compensation.

Name	Fees Paid or Earned in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Total ($)

Edward T. Anderson	42,500	154,817	—	197,317
Kevin J. Efrusy	38,500	154,817	—	193,317
Jeff Epstein	48,500	154,817	—	203,317
Aleksander J. Migon	42,500	154,817	—	197,317
David C. Scott	45,500	154,817	—	200,317
Richard A. Simonson	72,625	154,817	—	227,442
Lynn M. Christensen	36,375	154,817	—	191,192
Carol W. Carpenter	40,250	154,817	—	195,067
Alvina Y. Antar	38,500	154,817	—	193,317
(1)Represents the annual cash retainers paid to each director. In addition, each of Mr. Anderson, Mr. Migon, Mr. Simonson and Ms. Christensen elected to receive RSUs in lieu of quarterly cash retainers under our outside director compensation policy. Amounts for such directors reflect the cash fees forgone at the election of the director to receive the following RSU awards: Mr. Anderson, 1,983 RSUs; Mr. Migon, 1,983 RSUs; Mr. Simonson, 3,398 RSUs; and Ms. Christensen, 1,686 RSUs. Such amounts were determined by dividing the applicable amount of the cash fees by the average of the closing trading price of our common stock for the 30 calendar days ending prior to the date of each quarterly grant.
(2)Represents the aggregate grant date fair value of RSUs or stock options granted to the director during fiscal 2025, computed in accordance with FASB ASC Topic No. 718. The assumptions used in calculating the grant-date fair value of the RSUs and stock options reported in this column are set forth in Note 10 to our consolidated financial statements included in our annual report on Form 10-K filed on March 25, 2025.
The following table lists all outstanding equity awards held by non-employee directors as of January 31, 2025:

Name	Number of Shares Underlying Outstanding Stock Awards	Number of Shares Underlying Outstanding Options

Edward T. Anderson	34,175	—
Kevin J. Efrusy	6,494	—
Jeff Epstein	28,027	91,623
Aleksander J. Migon	34,291	—
David C. Scott	6,494	121,623
Richard A. Simonson	6,494	80,000
Lynn M. Christensen	6,494	44,000
Carol W. Carpenter	6,494	44,000
Alvina Y. Antar	6,494	—

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Proposal No. 1 Election of Class I Directors

Our Board currently consists of ten members and is divided into three classes with staggered three-year terms. At the Annual Meeting, four Class I directors named in this proxy statement will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.
Nominees
Our Nominating and Corporate Governance Committee has recommended, and our Board has approved Edward T. Anderson, Matthew M. Cain, Lynn M. Christensen and Aleksander J. Migon as nominees for election as Class I directors at the Annual Meeting. If elected, each of Messrs. Anderson, Cain and Migon and Ms. Christensen will serve as a Class I director until the 2028 annual meeting of stockholders and until his or her respective successor is elected and qualified or until his or her earlier death, resignation or removal. For more information concerning the nominees, please see the section titled “Board and Corporate Governance.”
Messrs. Anderson, Cain and Migon and Ms. Christensen have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee designated by the present Board to fill the vacancy.
Vote Required
Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election, although they will be counted for purposes of determining whether there is a quorum.
Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

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Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending January 31, 2026. PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended January 31, 2025.
At the Annual Meeting, we are asking our stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026. Our Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of PricewaterhouseCoopers LLP, and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, then our Audit Committee may reconsider the appointment. One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP for our fiscal years ended January 31, 2025 and 2024.

	2025	2024

Audit Fees(1)	$2,340,000	$1,359,400
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	2,000	4,150
Total Fees	$2,342,000	$1,363,550
(1)“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly condensed consolidated financial statements and related audit services that are normally provided by the independent registered public accountants in connection with regulatory filings or audit engagements for those fiscal years.
(2)“All Other Fees” consist of subscription fees for online accounting research software and applications.

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Auditor Independence
In fiscal 2025, there were no other professional services provided by PricewaterhouseCoopers LLP, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of PricewaterhouseCoopers LLP.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All services provided by PricewaterhouseCoopers LLP for our fiscal years ended January 31, 2025 and 2024 were pre-approved by our Audit Committee.
Vote Required
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026 requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect on this proposal.
Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING JANUARY 31, 2026.

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Proposal No. 3 Advisory, Non-Binding Vote to Approve the Compensation of Our Named Executive Officers

We are asking our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers for fiscal 2025 as disclosed in this Proxy Statement, in accordance with the requirements of Section 14A of the Exchange Act. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our named executive officers with the long-term interests of our stockholders. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for additional details about our executive compensation program, including information about the fiscal 2025 compensation of our named executive officers.
This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our Board and our Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.
Accordingly, we ask our stockholders to vote on the following resolution:
“RESOLVED: that the stockholders hereby approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting, pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.”
Vote Required
The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the shares of our common stock present in-person (including virtually) or by proxy at the Annual Meeting and entitled to vote thereon. Broker non-votes will have no effect on this proposal. Abstentions will have the effect of a vote against the proposal. As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, our Board and our Compensation Committee, which is responsible for designing and administering our executive compensation program, will consider the opinions expressed by our stockholders, whether through this vote or otherwise, and will consider the outcome of this vote when making future executive compensation decisions.
Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL ON AN ADVISORY, NON-BINDING BASIS, OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

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Proposal No. 4 Advisory, Non-Binding Vote on the Frequency of Future Advisory Non-Binding Votes to Approve the Compensation of Our Named Executive Officers

In accordance with Section 14A of the Exchange Act, which was added by the Dodd-Frank Act and the related SEC rules promulgated thereunder, we are seeking the input of our stockholders on the frequency with which we will hold a non-binding, advisory vote by our stockholders to approve the compensation of our named executive officers (commonly known as a “say-on-frequency” vote). In voting on this Proposal 4, stockholders are provided with four choices: stockholders may indicate their preference as to whether the advisory vote to approve the compensation of the named executive officers should occur every year, every two years or every three years or stockholders may abstain from making a recommendation.
By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future advisory non-binding votes to approve the compensation of our named executive officers every one, two or three years. Our Board has determined that an annual advisory, non-binding vote to approve the compensation of our named executive officers will allow our stockholders to provide timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Our Board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.
Vote Required
Stockholders will not be voting to approve or disapprove of the recommendation of our Board. The proxy card provides stockholders with the opportunity to choose among four options with respect to this proposal (holding the vote every one, two or three years, or abstaining). The frequency that receives the highest number of votes from the voting power of shares of our common stock present in person (including virtually) or by proxy at the Annual Meeting and entitled to vote thereon will be deemed to be the frequency selected by our stockholders. Abstentions will have no effect on the outcome of this proposal.
As an advisory vote, this proposal will not be binding on the Company, our Board or our Compensation Committee in any way. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our Board. Our Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory non-binding vote on our named executive officers’ compensation more or less frequently than the option recommended by our stockholders. Notwithstanding the advisory non-binding nature of this vote, our Board will consider the outcome of the vote when setting the frequency of the advisory vote on executive compensation.
Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF “1 YEAR” AS THE PREFERRED FREQUENCY FOR FUTURE ADVISORY, NON-BINDING VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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Report of the Audit Committee

The Audit Committee is a committee of the Board comprised solely of independent directors as required by Nasdaq listing rules and the rules and regulations of the SEC. The Audit Committee operates under a written charter adopted by the Board. This written charter is reviewed annually for changes, as appropriate. With respect to Couchbase’s financial reporting process, Couchbase’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Couchbase’s consolidated financial statements. Couchbase’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of Couchbase’s consolidated financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare Couchbase’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:
•reviewed and discussed the audited consolidated financial statements with management and PricewaterhouseCoopers LLP;
•discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC; and
•received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.
Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Couchbase’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee of the Board:
Richard A. Simonson (Chair), Edward T. Anderson, Aleksander J. Migon and Jeff Epstein
This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Couchbase under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent Couchbase specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

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Executive Officers

The following table sets forth certain information about our executive officers as of April 3, 2025.

Name	Age	Position

Matthew M. Cain	47	President, Chief Executive Officer and Director
William R. Carey	56	Interim Chief Financial Officer and Chief Accounting Officer
Margaret Chow	42	Senior Vice President, Chief Legal Officer and Corporate Secretary
Huw Owen	48	Senior Vice President and Chief Revenue Officer
For Mr. Cain’s biography, see the section above titled “Board of Directors and Corporate Governance—Nominees for Director.”
William R. Carey. Mr. Carey has served as the Company’s interim Chief Financial Officer since February 2025, Chief Accounting Officer since April 2023, and as Vice President, Corporate Controller from July 2019 to April 2023. Prior to joining the Company in 2019, Mr. Carey served as the Vice President of Finance of WideOrbit Inc., a software platform that helps media companies buy and sell advertising, from December 2015 to April 2019. Mr. Carey has also served in accounting and finance functions at Juniper Networks, Inc., a network technology provider, and other companies. Mr. Carey previously worked in audit and advisory services at Deloitte, a national auditing firm, from 1990 to 2003. Mr. Carey holds a B.A. in Accounting from North Carolina State University and is a C.P.A. (inactive). Overall, Mr. Carey has over 34 years’ experience in accounting and tax.
Margaret Chow. Ms. Chow has served as our Senior Vice President, Chief Legal Officer and Corporate Secretary since March 2020. Prior to joining us, she was with Medallia, Inc., a customer experience management software company, from February 2014 to December 2019, where she served most recently as Vice President and Deputy General Counsel and advised the company through its initial public offering. Prior to Medallia, Ms. Chow served as Associate General Counsel at UsableNet, Inc., a website accessibility and digital transformation company, from April 2011 to January 2014. Previously in her career, Ms. Chow was an Associate at Davis Polk and Wardwell LLP, a law firm. Ms. Chow holds a J.D. from Yale Law School, a B.A. in Molecular Cell Biology—Biochemistry and Molecular Biology and a B.A. in Economics from University of California, Berkeley.
Huw Owen. Mr. Owen has served as our Senior Vice President and Chief Revenue Officer since June 2022. Prior to this, Mr. Owen served as our Vice President and General Manager - EMEA and APJ since September 2018. Prior to joining us, Mr. Owen served as Regional Vice President of Tanium Inc., a cybersecurity and systems management company, from February 2017 until September 2018. Prior to this, Mr. Owen held various international sales leadership roles at Veritas, Symantec, Lenovo and Good Technology. Mr. Owen holds a B.A., Hons degree in Business Studies from Leicester Business School, De Montfort University.

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Executive Compensation

Compensation Discussion & Analysis
Introduction
This Compensation Discussion and Analysis (“CD&A”) provides information regarding the fiscal 2025 compensation program for our named executive officers (“NEOs”). For fiscal 2025, our NEOs, whose compensation is discussed in this CD&A and shown in the executive compensation tables below, were:
•Matthew M. Cain, President, Chief Executive Officer and Director
•Greg Henry, Senior Vice President and Chief Financial Officer1
•Margaret Chow, Senior Vice President, Chief Legal Officer and Corporate Secretary
•Huw Owen, Senior Vice President and Chief Revenue Officer
(1)Greg Henry stepped down as Senior Vice President and Chief Financial Officer effective as of February 25, 2025 and is no longer an employee of Couchbase as of the date hereof.
In this CD&A, we describe the philosophy, objectives as well as material elements of our executive compensation programs during fiscal 2025 and provide the key facts and reasoning behind our Compensation Committee’s compensation decisions regarding the fiscal 2025 compensation of our NEOs.
Executive Summary
Couchbase’s mission is to simplify how organizations develop, deploy and run modern applications – wherever they are.
At Couchbase, our sustained differentiation in the market and our journey toward becoming a profitable, thriving company are driven by the unwavering dedication of our world-class team. Every day, our people transform potential into powerful outcomes, not just for our customers and prospects but also for each other. Together, we are building a future where creativity, collaboration, and cutting-edge technology go hand in hand—a future in which we play to win, together.
At the core of our company lies a set of values that define who we are, guide our actions, and shape our culture. These values are more than just words; they are the principles that propel us forward, inspire our teams, and enable us to make a meaningful impact. We ensure our employees feel they can Be Valued, while they collectively Create Value at Couchbase.
Development teams choose Couchbase when their applications can’t compromise between speed, scale, and versatility. Couchbase is the original multipurpose, multi-model NoSQL database and is built for AI-powered applications. Our customers can implement our developer data platform as a managed service offering known as Capella, or they can choose a self-managed option. Customers around the world use Couchbase to power their business-critical applications every day.
Fiscal 2025 Performance Highlights1
•Revenue: Total revenue for the year was $209.5 million, an increase of 16% year-over-year. Subscription revenue for the year was $200.4 million, an increase of 17% year-over-year.
•Gross margin: Gross margin for the year was 88.1%, compared to 87.7% for fiscal 2024. Non-GAAP gross margin for the year was 88.9%, compared to 88.5% for fiscal 2024.

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•Loss from operations: Loss from operations for the year was $78.7 million, compared to $84.5 million for fiscal 2024. Non-GAAP operating loss for the year was $14.4 million, compared to $31.3 million for fiscal 2024.
•Cash flow: Cash flow used in operating activities for the year was $15.8 million, compared to cash flow used in operating activities of $26.9 million in fiscal 2024. Capital expenditures were $3.0 million during the year, leading to negative free cash flow of $18.8 million, compared to negative free cash flow of $31.6 million in fiscal 2024.
•Annual recurring revenue (ARR): Total ARR as of January 31, 2025 was $237.9 million, an increase of 17% year-over-year as reported and on a constant currency basis.
(1)To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, we use certain non-GAAP financial measures. For a full reconciliation of the U.S. GAAP to non-GAAP financial measures, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” of our Form 10-K filed with the Securities and Exchange Commission on March 25, 2025.
Fiscal 2025 Compensation Highlights
Our overall compensation program for fiscal 2025, which was designed to compensate our NEOs in a manner consistent with competitive pay practices and aligned with stockholder interests, consisted of three components: base salary, cash incentive bonus, and long-term equity incentive compensation. The following are highlights of key compensation actions for fiscal 2025 with respect to our NEOs:
•Retention-Driven Base Salary Increases: Our business requires us to recruit and retain a team of highly talented executives, and we operate in a competitive hiring environment. Our Compensation Committee determined that base salary increases for our NEOs were appropriate in order to maintain market-competitive compensation packages.
•Annual Incentive Bonuses Reflecting Pay for Performance: Our NEOs were eligible to receive cash bonus payments based on our level of achievement of specific short-term financial and operational goals. Based on our actual performance for fiscal 2025, each of our NEOs earned an annual incentive bonus equal to 95% of their respective targets.
•Long-Term Equity Incentives Promoting Stockholder Value:
◦NEOs were granted RSUs vesting over 2 years during fiscal 2025, which were reviewed and approved by the Compensation Committee in order to balance our objectives of providing competitive compensation tied to our performance and aligned with stockholders while maintaining a competitive burn rate profile. In addition, Mr. Cain was granted RSUs that vest over 3 years to further support our long-term retention goals and our alignment with long-term stockholder value.
◦We continued to maintain our performance-based restricted stock unit program (the “PSU Program”), which vests based on the achievement of performance goals intended to promote stockholder value. On May 16, 2024, our Compensation Committee determined and certified that a performance goal based on the attainment of 5 on the "Rule of 40" performance measure, which is a target outcome pertaining to trailing four-quarter revenue growth rate year-over-year plus free cash flow margin rate, excluding non-GAAP items, had been achieved, and as a result, 23.33% of the total value of each PSU award granted to our NEOs could vest (the “Eligible PSUs”). The Eligible PSUs became vested on June 17, 2024, the quarterly vesting date following the certification.
Fiscal 2026 Compensation Preview
Our Compensation Committee reviews our approach to executive compensation annually in the context of our evolving business strategy, compensation philosophy and objectives, and market data provided by its independent compensation consultant. For Fiscal 2026, following their annual review, our Compensation Committee determined to maintain core features of our compensation philosophy and program, including the use of performance-based annual incentive bonus program and emphasis on long-term incentive in the overall pay mix applicable to our NEOs. In February 2025, our Compensation Committee approved equity awards in the form of RSUs vesting over 3 years to our NEOs for fiscal 2026. The time-based vesting schedule of the fiscal 2026 RSUs is lengthened as compared to the fiscal 2025 RSUs to provide more stability to our long-term incentive compensation program and provide incentives to our

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executive officers that are aligned with the interests of our stockholders and encourage retention over a multi-year period.
Executive Compensation Philosophy and Objectives
Our executive compensation program is grounded in the principle of “pay for performance.” Our philosophy is to provide a balanced and competitive compensation package that aligns executive pay with our financial performance, strategic goals, and long-term stockholder value creation. The program is designed to:
•Attract and Retain: Ensure that we can attract and retain high-caliber executives with the necessary skills to achieve our strategic objectives.
•Drive Performance Outcomes: Incentivize executives to deliver sustained financial performance and operational excellence.
•Align Interests: Align the interests of our executives with those of our stockholders through performance-based incentives and equity ownership.
Our executive compensation program aims to achieve the following objectives:
•Competitiveness: Provide total compensation opportunities that are competitive with those offered by similarly sized companies in our industry and geographic regions.
•Performance: Link a significant portion of total compensation to the achievement of specific financial and operational goals that drive long-term stockholder value.
•Balance: Maintain an appropriate balance between short-term and long-term incentives to mitigate risk and encourage sustainable performance.
•Alignment with Stockholders: Ensure that a substantial portion of executive compensation is delivered in the form of equity-based awards, aligning executives’ interests with those of our stockholders.
To achieve the key objectives of our executive compensation program and drive our “pay-for-performance” culture to create long-term stockholder value, our Compensation Committee employs the following governance practices:

We Do	We Do NOT Do

Review our executive compensation philosophy and strategy on a regular basis to ensure each component will drive the desired behaviors to support value creation	No guaranteed salary increases or incentive payments
Maintain alignment to our industry peer group to ensure market competitiveness and appropriateness	No significant perquisites
Retain an independent compensation consultant reporting directly to the Compensation Committee	No supplemental executive retirement/pension plans or other benefits that differ from what we offer the broad employee population
Maintain employment agreements with the NEOs providing for specific terms of employment or severance benefits	No excessive risk-taking in our compensation programs
Emphasize variable pay that is tied to performance and is ‘at risk’ to the executives, with 100% of outcomes for the executives tied to our operating results	No single trigger vesting upon change in control
Review share utilization levels on a regularly basis	No option or stock appreciation rights granted below fair market value
Provide for “double-trigger” equity award vesting and severance benefits upon a change in control	No golden parachute tax gross-ups to any of our NEOs or other executive officers
Maintain anti-hedging and anti-pledging policies	Time equity awards to the release of material non-public information
Maintain a Compensation Recovery (“Clawback”) Policy	No severance payments to NEOs who voluntarily terminate their employment

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Compensation-Setting Process
Role of Our Compensation Committee
Our Compensation Committee discharges many of the responsibilities of our Board relating to the compensation of our executive officers, including our NEOs and the non-employee members of our Board. Our Compensation Committee is primarily responsible for establishing and reviewing our general compensation strategy. In addition, our Compensation Committee has overall responsibility for overseeing our compensation and benefit plans and policies generally, as well as overseeing and evaluating the compensation plans, policies and practices applicable to our executive officers and administering our equity incentive compensation plans.
Our Compensation Committee reviews and approves annually all compensation decisions relating to the compensation of our officers, including our NEOs. In carrying out its responsibilities, our Compensation Committee evaluates our compensation policies and plans with a focus on the degree to which these policies and plans reflect our executive compensation philosophy and independent market data, develops strategies and makes decisions that it believes further our philosophy or align with developments in compensation practices, and reviews the performance of our officers, including our NEOs, when making decisions with respect to their compensation.
Our Compensation Committee’s authority, duties and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at our investor page.
Our Compensation Committee retains an independent compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.
During fiscal 2025, our Compensation Committee considered the NEO’s compensation relative to market data which contained comparable base salary, variable compensation and equity award information from a pre-selected peer group of companies. In terms of the variable bonus, the Compensation Committee maintained the same bonus achievement ratio for the NEOs as for the rest of the employees in the company.
Role of Our Compensation Consultant
During fiscal 2025, our Compensation Committee retained Compensia as its independent compensation consultant due to Compensia’s extensive analytical and compensation expertise with enterprise software companies. In this capacity, Compensia has advised our Compensation Committee on compensation matters, including NEO and director compensation design and structure. In fiscal 2025, Compensia assisted with, among other things:
•conducting an executive market pay analysis;
•developing a group of peer companies to use as a reference in making executive compensation decisions;
•evaluating current executive pay practices and considering alternative compensation programs; and
•reviewing our director compensation policies and practices.
Our Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation. Compensia makes recommendations to our Compensation Committee but has no authority to make compensation decisions on behalf of our Compensation Committee or the Company. Compensia reports to our Compensation Committee and has direct access to the chair and the other members of our Compensation Committee. Beyond data and advice related to executive, equity, and director compensation matters, Compensia did not provide other services to our Company in fiscal year 2025.
Our Compensation Committee has examined whether the work of Compensia as our compensation consultant raised any conflict of interest, taking into account relevant factors in accordance with applicable SEC rules. Based on its analysis, our Compensation Committee determined that the work of Compensia and the individual compensation advisors employed by Compensia do not raise any conflict of interest pursuant to the independence factors and guidance provided in the Dodd-Frank Act, SEC rules, and NASDAQ listing standards.
Role of leadership, including our CEO
Our Compensation Committee works with select members of our executive leadership team, including our CEO. Our CEO assists our Compensation Committee by providing information on corporate and individual performance relative to objectives, competitive market data and his input on compensation matters. Generally, our CEO will make

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recommendations to our Compensation Committee, including adjustments to annual cash compensation, variable bonus awards and long-term incentive compensation for our executive leaders, including our NEOs but excluding his own compensation. Our Compensation Committee reviews and discusses these proposals and uses them as one factor in determining and approving the compensation for our other executive officers.
Our CEO attends meetings of our Board and Compensation Committee at which executive compensation matters are addressed and makes recommendations to our Compensation Committee regarding the total compensation of our other executive leaders but is not present during discussion and decisions regarding his own compensation. Our Compensation Committee then reviews the recommendations and other data and makes decisions as to the total compensation for each executive, as well as the allocation of the amount of total compensation between base salary, annual short-term incentive compensation and long-term incentive compensation.
Use of Competitive Market Data and Peer Group
In August 2024, Compensia proposed, and our Compensation Committee approved, a group of companies that would be appropriate peers for fiscal year 2025 compensation decisions, based on the following criteria:
•Location - U.S. headquartered companies with a preference for companies based in major metropolitan areas or technology hubs.
•Industry - Primary focus on internet and cloud infrastructure companies with secondary focus on enterprise application software companies.
•Revenue - within a range of ~0.5x to ~2.0x our trailing four fiscal quarters’ revenue (subject to certain exceptions for companies based on overall relevance and business profile).
•Market capitalization - within a range of ~0.3x to ~3.0x our then-market capitalization based on a 30-day trading average (subject to certain exceptions for companies based on overall relevance and business profile).
At the time, our trailing four quarter revenue was $190 million, and our 30-day average market capitalization was approximately $915 million.
Using the above criteria collectively, the following companies were identified as appropriately sized for our peer group by our Compensation Committee for the purpose:

Alkami Technology	Enfusion	MeridianLink	Weave Communications
AvePoint	Expensify	Model N	Yext
BigCommerce Holdings	Fastly	ON24	Zuora
CS Disco	JFrog	OneSpan
Domo	Matterport	PagerDuty
Our executive compensation benchmarking also included survey data provided by Radford, a business unit of Aon Hewitt Consulting, representing publicly traded software companies with revenue levels and market capitalization levels comparable to ours.
Executive Compensation Program Description
The Company’s executive compensation program consists of three primary components: base salary, annual incentive bonuses, and long-term opportunities in the form of equity awards. While we have not adopted strict year-to-year policies or guidelines for allocating compensation between current and long-term compensation, between cash or non-cash compensation or among different forms of non-cash compensation, we believe our executive compensation program is appropriately set to ultimately achieve our compensation objectives as described above.
For fiscal 2025, the portion of our NEO’s actual total direct compensation (which consists of the base salaries and annual cash incentive plan compensation paid to our NEOs with respect to fiscal 2025 and the grant-date fair values of the equity awards granted to our NEOs in fiscal 2025, with each such value calculated in the same manner as set forth in our

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“Fiscal 2025 Summary Compensation Table” below) represented by each material component of our executive compensation program was as follows:
Base Salary
Base salary is designed to provide a competitive and stable source of income for our NEOs. It reflects each NEO’s role, responsibilities, experience, and performance. The Compensation Committee reviews base salaries annually, considering market data provided by an independent third party to the Compensation Committee, internal equity and the Company’s overall performance, and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an NEO’s performance, contributions, responsibilities, experience, prior salary level and position (in the case of a promotion), and market conditions. While our Compensation Committee does not benchmark base salaries, our NEOs’ base salaries were generally around the 50th market percentile for our compensation peer group.
In 2024, after reviewing the factors above, the Compensation Committee determined to modestly increase each NEO’s base salary for fiscal 2025 as follows:

Name	Fiscal 2024 Base Salary ($)	Increase (%)	Fiscal 2025 Base Salary ($)

Matthew M. Cain	$510,000	4.9%	$535,000
Greg Henry	$425,000	4.7%	$445,000
Margaret Chow	$365,000	2.7%	$375,000
Huw Owen[1]	$440,000	5.8%	$465,611
(1)Mr. Owen's base salaries were paid in British pounds and his fiscal 2024 base salary and fiscal 2025 base salary have been converted to U.S. dollars using the conversion rate as of January 31, 2024 at USD $1.26704 per £1 and as of January 31, 2025 at USD 1.24163 per £1.
Annual Incentive Bonuses
We use cash annual incentive bonuses to motivate our executive officers, including our NEOs, to achieve our annual financial and key operational objectives, while making progress towards our longer-term strategic goals. Each fiscal year, our Compensation Committee sets the terms and conditions of our annual incentive bonus program for that fiscal year, which identifies the performance measures to be used to determine whether to make payouts related to the fiscal year and the associated target levels for each measure, and the potential payouts based on actual performance for the fiscal year.
Each of our NEOs is eligible for an annual incentive bonus under our non-equity incentive plan and has an established target bonus amount as set forth in the section titled “Executive Compensation—Employment Arrangements.” Annual incentive bonuses are designed to reward executives, including our NEOs, for achieving specific short-term financial and operational goals. The target bonus opportunity is expressed as a percentage of base salary, with actual payouts based on the achievement of pre-established performance metrics.
•Annual Incentive Bonus Performance Metrics Setting: Our Compensation Committee approved the performance metrics and their relative weighting for fiscal 2025 in the second quarter of fiscal 2025. The two performance metrics approved by the Compensation Committee for purposes of the fiscal 2025 annual incentive bonuses include:
◦Annualized recurring revenue; and
◦Non-GAAP operating income (loss).
The actual amount of annual incentive bonus paid to our NEOs would be calculated based on a performance multiplier, which would be determined based on an achievement matrix with various combinations of achievement against the two performance metrics as evaluated by our Compensation Committee.
Our Compensation Committee believes that performance resulting in a payout under our fiscal 2025 annual incentive bonus program was ambitious but attainable and motivated our NEOs and other executives to achieve our goals. We

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are not disclosing actual target achievement levels of attainment for any of our performance metrics as these amounts represent confidential financial information, the disclosure of which would result in competitive harm.
For fiscal 2025, our Compensation Committee determined each eligible NEO’s actual bonus based upon an assessment of achievement of the performance metrics referenced above. Amounts payable for fiscal 2025 represent applicable achievement at 0.95 multiplier level of target for fiscal 2025, which was determined based on an annualized recurring revenue of $237.9 million and non-GAAP operating loss of $14.4 million and an evaluation of those achievements. The Compensation Committee has discretion to adjust payouts based on individual performance and extraordinary events not reflected in the performance metrics. No such adjustments were made with respect to our results for fiscal 2025. The table below shows the aggregate dollar values received as a bonus payment by each of our NEOs for fiscal 2025.

Name	Fiscal 2025 Annual Incentive Bonus Amount ($)

Matthew M. Cain	$508,250
Greg Henry	$274,788
Margaret Chow	$178,125
Huw Owen	$375,981
Long-Term Equity Incentives
Long-term equity incentives are a key component of our “pay-for-performance” philosophy. These incentives are designed to align the interests of our executives with those of our stockholders by providing significant upside potential linked to the Company’s long-term success. During fiscal 2025, the primary vehicles for these incentives are:
Fiscal 2025 RSUs:
The Compensation Committee grants all of our NEOs time-vesting RSUs each year under our 2021 Equity Incentive Plan. Each RSU is the economic equivalent of one share of our common stock and is settled in shares of our common stock. The realized value of these RSUs is directly impacted by the price of our common stock, and, therefore, these awards are an incentive for our NEOs to create long-term value for our stockholders. While RSU awards also serve as a “pay-for-performance” tool as they appreciate in value as our stock price increases, these awards provide more stability to our long-term incentive compensation program especially in a volatile market, provide incentives to our executive officers that are aligned with the interests of our stockholders and encourage retention over a multi-year period. The following table provides details of the total RSUs granted to our NEOs during fiscal 2025. These RSUs generally vest over a two-year period, except for one grant to Mr. Cain which will vest quarterly over one year beginning on our quarterly vesting date after March 16, 2026. All the RSU awards are subject to the executive officer’s continuous service through each applicable vesting date.

Named Executive Officer	RSU Awards (number of units) (#)	Vesting Schedule

Matthew M. Cain	203,855	Quarterly over two years
	74,129	Quarterly over one year beginning March 16, 2026
Greg Henry	111,194	Quarterly over two years
Margaret Chow	55,597	Quarterly over two years
Huw Owen	83,396	Quarterly over two years

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Fiscal 2022 PSUs:
On January 26, 2022, upon the recommendation of our Compensation Committee, our Board of Directors approved a one-time performance-based equity program, supplementing our traditional equity program for leadership, and awarded our NEOs performance-based RSUs (“PSUs”) under the program. The performance goals were based on stock price performance measured within a 60 consecutive trading day trading period and could be satisfied during a four-year performance period, and the intent of this program was to focus executives on driving stockholder value creation while incentivizing retention of leadership. After the approval of the PSUs in January 2022, developments in global capital markets impacted the Company’s stock price, and, as a result, raised concerns over whether the challenging stock price milestones under the PSUs were reasonably attainable and whether the PSUs retained their desired retentive effect. In light of these developments, the Compensation Committee revised the performance conditions of the PSUs in March 2023. As revised, the PSUs are intended to improve our performance by incentivizing achievement of challenging milestones which we believe are aligned to driving stockholder value creation, and maintaining retentive effect for our executives. During fiscal 2025, NEOs were eligible to earn shares subject to certain PSUs based on our level of achievement of two pre-established performance metrics.
The first performance measure is based on “Rule of 40,” an outcome based on the sum of (i) the Company’s trailing four-quarter revenue growth rate year-over-year and (ii) the Company’s free cash flow margin rate excluding non-GAAP items, which the Compensation Committee believed is a critical metric in driving stockholder value creation. This performance measure is comprised of three “Rule of 40” target outcomes that collectively represent 70% of the total value of each award. A portion of the PSU award subject to this performance measure will become eligible for vesting upon the achievement of previously unachieved “Rule of 40” target outcomes within a performance period. The second performance measure relates to the performance on Couchbase Capella, our fully-managed database-as-a-service offering, and is satisfied if, for any fiscal quarter of the Company occurring during the performance period, the Company’s annualized recurring revenue from customers who pay for Capella credit, subject to certain exclusion, as a percentage of the Company’s total annualized recurring revenue from all sources, meets or exceeds a specified target. The second performance measure represents 30% of the total value of each award. In order for the PSUs to vest, the performance goals must be achieved during the period beginning on February 1, 2023 and ending on January 31, 2028. We believe that full achievement of these new goals will be challenging, but partial achievement of the new goals is more reasonably attainable. If a performance goal is satisfied, the PSUs subject to that goal will vest on the participant’s continued service through the next Couchbase quarterly vesting date following the achievement of the milestone. If a Change in Control (as defined in our 2021 Equity Incentive Plan) occurs before vesting of these PSU awards, any PSUs for which the performance goals are not met prior to the Change in Control will turn into time-based awards vesting as to 1/12 of all such PSUs over the period of approximately 3 years following the amendment.
As revised, the PSUs are intended to improve our performance by incentivizing achievement of challenging milestones and enhancing retention. We will continue to review executive compensation annually as part of its regular compensation review cycle.
On May 16, 2024, our Compensation Committee determined and certified that 5 on the “Rule of 40” performance measure had been achieved, and as a result, 23.33% of the total value of each PSU award could vest.

Named Executive Officer	PSU Awards (target number of units) (#)	Eligible PSU Awards (number of units vested in fiscal 2025) (#)

Matthew M. Cain	300,000	70,000
Greg Henry	170,000	39,667
Margaret Chow	60,000	14,000
Huw Owen	50,000	11,667

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Retirement and Other Benefits
The Company also provides retirement and other benefits to our NEOs on the same basis as other employees in their respective jurisdictions, including participation in the Company’s 401(k) plan in the U.S. or equivalent retirement plan in other countries, health insurance, and other standard benefits, subject to certain eligibility requirements.
Perquisites and Other Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executives, including our NEOs.
In the case of Mr. Owen, who is located in the United Kingdom, his compensation includes a reimbursement of up to $20,000 (subject to gross-up for applicable taxes) in expenses for him and his family in connection with Mr. Owen’s business travel. The Company has also covered the cost of independent taxation advice for Mr. Owen.
Other Compensation Policies and Practices
Policy Prohibiting Hedging and pledging of Our Equity Securities
Our Insider Trading Policy prohibits our employees, including our executive officers and the non-employee members of our Board of Directors, from engaging in short sales or derivative securities or hedging transactions relating to our securities; pledging our securities as collateral for loans; and holding Company securities in margin accounts.
Compensation Recovery Policy
In 2023, our Board approved the Couchbase, Inc. Compensation Recovery Policy (the “Clawback Policy”) and the Clawback Policy is intended to comply with Exchange Act Rule 10D-1 and the related NASDAQ listing standards. The Clawback Policy provides for the mandatory prompt recovery of erroneously awarded incentive-based compensation from our current and former executive officers in the event of a restatement of our financial statements (regardless of whether detrimental conduct has occurred). In the case of a restatement of our financial statements, the Board of Directors will reasonably promptly recover the amount by which the incentive compensation received exceeds the amount that would have received if the error had not been made within the three completed fiscal years preceding the date on which the Board of Directors determines that the financial measure contains a material error. The Clawback Policy applies to all awards received on or after October 2, 2023.
Rule 10b5-1 Trading Plans
Our executive officers and directors are encouraged to conduct all purchase or sale transactions under a trading plan established pursuant to Rule 10b5-1 under the Exchange Act. Through a Rule 10b5-1 trading plan, the executive officer or director contracts with a broker to buy or sell shares of our common stock on a periodic basis pursuant to a set of pre-arranged instructions. The broker then executes the trades pursuant to the terms of the plan.
Compensation Risk Assessment
Our Compensation Committee has reviewed our compensation policies and practices, in consultation with Compensia, to assess whether they encourage employees to take inappropriate risks. After conducting this review of compensation-related risk, our Compensation Committee has concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

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Equity Award Grant Policies and Practices
During fiscal year 2024, we did not grant awards of stock options to our NEOs. It is not the Compensation Committee’s practice to time or otherwise coordinate the granting of any equity awards to our non-employee directors or NEOs with any release of material nonpublic information. We have not adopted a formal policy related to timing of awards of options in relation to the disclosure of material nonpublic information. It is the practice of our Compensation Committee to review the Company’s results following the end of a fiscal year, review the Company’s financial plan and strategy for the current fiscal year, and, based on those reviews, grant equity awards to our NEOs. The grant date for those equity awards is generally consistent with the Compensation Committee’s second meeting following the end of the prior fiscal year. The timing of this meeting is typically set in advance during the prior fiscal year. Additionally, our Compensation Committee approves the granting of equity awards in connection with the commencement of employment of our NEOs, and from time to time as determined appropriate by our Compensation Committee.
Tax and Accounting Considerations
We take the applicable tax and accounting requirements into consideration in designing and operating our executive compensation program.
Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for (i) certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date or (ii) the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019. For purposes of Section 162(m), a “covered employee” includes our chief executive officer, chief financial officer, any other executive officer whose total compensation is required to be reported to stockholders under the Exchange Act by reason of such individual being among the three highest compensated executive officers for the tax year and any executive officer who was subject to the deduction limit in any tax year beginning after December 31, 2016. Although our Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our NEOs in a manner consistent with the goals of our executive compensation program and the best interests of our Company and our stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m). Our Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with our business needs.
Accounting for Stock-based Compensation
Our Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our NEOs and other employees. The standard which governs the accounting treatment of certain stock-based compensation is the Financial Accounting Standards Board Accounting Standard Codification Topic 718 (“ASC Topic 718”). Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and will be recognized using the straight-line method over the requisite service period for the entire award, with the exception of PSU awards which are recognized over the vesting period if it is probable that the performance condition will be achieved, and market-based awards which are recognized over a derived service period. The Company accounts for forfeitures as they occur. This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

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Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board that the CD&A be included in this Proxy Statement and incorporated into our Form 10-K for the fiscal year ended January 31, 2025.
Respectfully submitted by the members of the Compensation Committee:
David Scott (Chair)
Alvina Antar
Kevin Efrusy
Jeffrey Epstein
*The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10 K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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Executive Compensation Tables

Summary Compensation Table for Fiscal 2025
The following table sets forth information regarding the compensation reportable for our NEOs for fiscal 2025 and prior years where applicable, as determined under SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)

Matthew M. Cain Chair, President and Chief Executive Officer	2025	535,000	—	7,639,000	508,250	3,000	8,685,250
	2024	510,000	250,000	9,506,319	586,500	8,124	10,860,943
	2023	485,000	750,000	—	582,000	2,000	1,819,000
Greg Henry Senior Vice President and Chief Financial Officer	2025	445,000	—	3,055,611	274,788	3,000	3,778,399
	2024	425,000	—	4,693,648	317,688	7,249	5,443,584
	2023	400,000	—	2,654,314	312,000	2,000	3,368,314
Margaret Chow Senior Vice President and Chief Legal Officer	2025	375,000	—	1,527,806	178,125	3,100	2,084,031
Huw Owen Senior Vice President and Chief Revenue Officer (4)	2025	465,611	—	2,291,722	375,981	37,481	3,170,795
	2024	462,470	—	2,007,122	452,064	31,706	2,953,362
	2023	511,651	—	6,382,878	410,980	40,902	7,346,411
(1)The amounts reported in the “Stock Awards” column represent the aggregate grant-date fair value of the awards granted to our NEOs in fiscal 2025, 2024 and 2023, calculated in accordance with ASC Topic 718, rather than the amounts paid or realized by such NEOs. The assumptions used in calculating the grant-date fair value of the RSUs and stock options reported in this column are set forth in Note 10 to our consolidated financial statements included in our annual report on Form 10-K filed on March 25, 2025. The fiscal 2024 Stock Awards have been updated to include the incremental stock-based compensation expense recognition related to the March 2023 modification of the PSUs granted in January 2022 and do not represent the amounts paid or realized by the NEOs. For more information about such March 2023 modification and the incremental expense recognition, please refer to Note 10 to our consolidated financial statements included in our annual report on Form 10-K filed on March 26, 2024.
(2)The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the annual cash bonuses that were earned by each NEO under executive bonus plans in fiscal 2025, 2024 and 2023. See the section titled “Compensation Discussion and Analysis—Annual Incentive Bonus” in this proxy statement for additional information on our executive incentive compensation plan and executive bonus plan.

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(3)“All Other Compensation” column include (i) matching contributions for each of Messrs. Cain and Henry made to their respective accounts under our 401(k) plan in fiscal 2025, 2024 and 2023 and for Ms. Chow to her account under our 401(k) plan in fiscal 2025 and (ii) tax gross-ups for Messrs. Cain ($5,124) and Henry ($5,124) in fiscal 2024. The amount reported for Mr. Owen includes contributions to his defined contribution pension of $15,605 in fiscal 2023, $23,123 in fiscal 2024 and $18,624 in fiscal 2025; payments totaling $15,637 for family travel reimbursement in fiscal 2023; and payments for tax gross-ups of $9,660 in fiscal 2023, $8,584 in fiscal 2024 and $8,863 in fiscal 2025.
(4)“Salary,” “Non-Equity Incentive Plan Compensation” and amounts in “All Other Compensation” for Mr. Owen were paid in British pounds and the fiscal 2023, 2024 and 2025 amounts have been converted to U.S. dollars using the conversion rate as of January 31, 2023 at USD $1.231365 per £1, January 31, 2024 at USD $1.26704 per £1 and January 31, 2025 at USD $1.24163 per £1, respectively. Salary amount represents actual salary and commission earned during the full fiscal year of employment with the company.
Grants of Plan-Based Awards for Fiscal Year 2025
The following table sets forth certain information with respect to grants of plan-based awards to our NEOs during the fiscal 2025.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)

Matthew M. Cain		2024 Annual Incentive Bonus	—	$535,000	—	—	—
	2/28/2024	2024 RSUs	—	—	—	203,855 (2)	$5,601,935
	2/28/2024	2024 RSUs	—	—	—	74,129 (3)	$2,037,065
Greg Henry		2024 Annual Incentive Bonus	—	$289,250	—	—	—
	2/28/2024	2024 RSUs	—	—	—	111,194 (2)	$3,055,611
Margaret Chow		2024 Annual Incentive Bonus	—	$187,500	—	—	—
	2/28/2024	2024 RSUs	—	—	—	55,597 (2)	$1,527,806
Huw Owen		2024 Annual Incentive Bonus	—	395,770	—	—	—
	2/28/2024	2024 RSUs	—	—	—	83,396 (2)	$2,291,722
(1)Amounts represent the target payouts of our fiscal 2025 annual incentive bonus program based on achievement of certain performance metrics, as further discussed in “Compensation Discussion and Analysis—Annual Incentive Bonuses” in this proxy statement. The actual bonuses received by our NEOs for fiscal 2025 are reported in the Summary Compensation Table. There is no threshold amount nor maximum possible payout.
(2)The shares underlying the RSUs vest as to 1/8th of the total shares on each quarterly vesting date that occurs after March 15, 2024. Quarterly vesting dates will fall on the first trading day on or after March 15th, June 15th, September 15th and December 15th.
(3)The shares underlying the RSUs vest as to 1/4th of the total shares on each quarterly vesting date that occurs after March 16, 2026. Quarterly vesting dates will fall on the first trading day on or after March 15th, June 15th, September 15th and December 15th.
(4)The amounts reported represent the aggregate grant-date fair value of the awards calculated in accordance with ASC Topic 718, rather than the amounts paid or realized by such NEOs. The assumptions used in calculating the grant-date fair value of the RSUs reported in this column are set forth in Note 10 to our consolidated financial statements included in our annual report on Form 10-K filed on March 25, 2025.

Couchbase, Inc.	47	2025 Proxy Statement

Outstanding Equity Awards at Fiscal 2025 Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of January 31, 2025.

		Option Awards (1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares of Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)

Matthew M. Cain	2/28/2024 (22)	—	—	—	—	—	127,409	2,260,236	—	—
	2/28/2024 (23)	—	—	—	—	—	74,129	1,315,048	—	—
	2/28/2023 (19)	—	—	—	—	—	11,699	207,540	—	—
	2/28/2023 (20)	—	—	—	—	—	129,988	2,305,987	—	—
	1/26/2022 (4)	—	—	—	—	—	—	—	230,000	4,080,200
	3/9/2021 (5)	391,667	8,332	—	21.40	3/9/2031	—	—	—	—
	6/23/2020 (6)	299,999	—	—	7.75	6/23/2030	—	—	—	—
	6/13/2019 (6)	79,999	—	—	7.48	6/13/2029	—	—	—	—
	4/2/2018 (6)	60,000	—	—	7.45	4/2/2028	—	—	—	—
	4/24/2017 (6)	1,159,402	—	—	5.48	4/23/2027	—	—	—	—
Greg Henry	2/28/2024 (22)	—	—	—	—	—	69,495	1,232,841	—	—
	2/28/2023 (20)	—	—	—	—	—	23,398	415,081	—	—
	3/1/2022 (10)(13)	—	—	—	—	—	41,911	743,501	—	—
	1/26/2022 (7)(13)	—	—	—	—	—	—	—	130,333	2,312,107
	3/9/2021 (5)(14)	78,333	1,666	—	21.40	3/9/2031	—	—	—	—
	6/23/2020 (6)(15)	19,999	—	—	7.75	6/23/2030	—	—	—	—
	6/13/2019 (6)(16)	40,000		—	7.48	6/13/2029	—	—	—	—
	4/2/2018 (6)(17)	25,999	—	—	7.45	4/2/2028	—	—	—	—
	11/29/2016 (6)(18)	271,828	—	—	4.68	11/28/2026	—	—	—	—

Couchbase, Inc.	48	2025 Proxy Statement

		Option Awards (1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares of Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)

Margaret Chow	2/28/2024 (22)	—	—	—	—	—	34,747	616,412	—	—
	2/28/2023 (21)	—	—	—	—	—	9,749	172,947	—	—
	3/1/2022 (10)	—	—	—	—	—	18,160	322,158	—	—
	1/26/2022 (8)	—	—	—	—	—	—	—	46,000	816,040
	3/9/2021 (5)	19,583	416	—	21.40	3/9/2031	—	—	—	—
	6/23/2020 (6)	137,999	—	—	7.75	6/23/2030	—	—	—	—
Huw Owen	2/28/2024 (22)	—	—	—	—	—	52,121	924,627	—	—
	2/28/2023 (21)	—	—	—	—	—	52,643	933,887	—	—
	6/27/2022 (11)	—	—	—	—	—	97,132	1,723,122	—	—
	6/8/2022 (11)	—	—	—	—	—	41,628	738,481	—	—
	3/1/2022 (10)	—	—	—	—	—	6,985	123,914	—	—
	1/26/2022 (9)	—	—	—	—	—	—	—	38,333	680,027
	3/9/2021 (5)	9,791	209	—	21.40	3/9/2031	—	—	—	—
	9/17/2020 (12)	15,000	—	—	9.95	9/17/2030	—	—	—	—
	9/18/2019 (6)	20,000	—	—	7.55	9/18/2029	—	—	—	—
	12/12/2018 (6)	28,395	—	—	7.45	12/12/2028	—	—	—	—
(1)Unless otherwise noted, these outstanding equity awards were granted pursuant to our 2008 Plan or 2018 Plan, as applicable.
(2)The market value of shares is calculated based on the closing price of common stock on Nasdaq on January 31, 2025, which was $17.74 per share.
(3)These outstanding equity awards were granted pursuant our 2021 Plan.
(4)The shares underlying the PSUs will vest in in accordance with performance goals relating to our performance-related financial metrics and Couchbase Capella during the period beginning on February 1, 2023 and ending on January 31, 2028. As of January 31, 2025, 70,000 PSUs were earned. For additional information on the PSUs, see section above titled “Compensation Discussion and Analysis—Fiscal 2022 PSUs.”
(5)The shares underlying this stock option vest as to 1/4th of the total shares on February 1, 2022 and as to 1/48th of the total shares on a monthly basis thereafter, subject to continued employment with us through each vesting date, and is subject to acceleration upon a qualifying termination in connection with a change in control (as defined in the award agreement).
(6)The shares underlying this stock option was fully vested as of January 31, 2025.
(7)The shares underlying the PSUs will vest in in accordance with performance goals relating to our performance-related financial metrics and Couchbase Capella during the period beginning on February 1, 2023 and ending on January 31, 2028. As of January 31, 2025, 39,667 PSUs were earned. For additional information on the PSUs, see section above titled “Compensation Discussion and Analysis—Fiscal 2022 PSUs.”

Couchbase, Inc.	49	2025 Proxy Statement

(8)The shares underlying the PSUs will vest in in accordance with performance goals relating to our performance-related financial metrics and Couchbase Capella during the period beginning on February 1, 2023 and ending on January 31, 2028. As of January 31, 2025, 14,000 PSUs were earned. For additional information on the PSUs, see section above titled “Compensation Discussion and Analysis—Fiscal 2022 PSUs.”
(9)The shares underlying the PSUs will vest in in accordance with performance goals relating to our performance-related financial metrics and Couchbase Capella during the period beginning on February 1, 2023 and ending on January 31, 2028. As of January 31, 2025, 11,667 PSUs were earned. For additional information on the PSUs, see section above titled “Compensation Discussion and Analysis—Fiscal 2022 PSUs.”
(10)The shares underlying the RSUs vest as to 1/16th of the total shares on each quarterly vesting date that occurs after March 15, 2022. Quarterly vesting dates will fall on the first trading day on or after March 15th, June 15th, September 15th and December 15th.
(11)The shares underlying the RSUs vest as to 1/16th of the total shares on each quarterly vesting date that occurs after June 15, 2022. Quarterly vesting dates will fall on the first trading day on or after March 15th, June 15th, September 15th and December 15th.
(12)The shares underlying this stock option was fully vested as of January 31, 2025.
(13)On March 18, 2022, Mr. Henry transferred for no consideration all shares subject to this grant to the Henry Family Trust for estate planning purposes. Mr. Henry is trustee of the Henry Family Trust.
(14)On March 18, 2022, Mr. Henry transferred for no consideration the stock option to purchase 69,941 shares to the Henry Family Trust for estate planning purposes.
(15)On March 18, 2022, Mr. Henry transferred for no consideration the stock option to purchase 9,166 shares to the Henry Family Trust for estate planning purposes.
(16)On March 18, 2022, Mr. Henry transferred for no consideration the stock option to purchase 24,534 shares to the Henry Family Trust for estate planning purposes.
(17)On March 18, 2022, Mr. Henry transferred for no consideration the stock option to purchase 18,416 shares to the Henry Family Trust for estate planning purposes.
(18)On March 18, 2022, Mr. Henry transferred for no consideration the stock option to purchase 207,658 shares to the Henry Family Trust for estate planning purposes.
(19)The shares underlying the RSUs vest as to 1/12th of the total shares on each quarterly vesting date that occurs after March 15, 2023. Quarterly vesting dates will fall on the first trading day on or after March 15th, June 15th, September 15th and December 15th.
(20)The shares underlying the RSUs vest as to 1/8th of the total shares on each quarterly vesting date that occurs after March 15, 2023. Quarterly vesting dates will fall on the first trading day on or after March 15th, June 15th, September 15th and December 15th.
(21)The shares underlying the RSUs vest as to 1/16th of the total shares on each quarterly vesting date that occurs after March 15, 2023. Quarterly vesting dates will fall on the first trading day on or after March 15th, June 15th, September 15th and December 15th.
(22)The shares underlying the RSUs vest as to 1/8th of the total shares on each quarterly vesting date that occurs after March 15, 2024. Quarterly vesting dates will fall on the first trading day on or after March 15th, June 15th, September 15th and December 15th.
(23)The shares underlying the RSUs vest as to 1/4th of the total shares on each quarterly vesting date that occurs after March 16, 2026. Quarterly vesting dates will fall on the first trading day on or after March 15th, June 15th, September 15th and December 15th.

Couchbase, Inc.	50	2025 Proxy Statement

Option Exercises and Stock Vested Table for Fiscal Year 2025
The following table shows for the fiscal year ended January 31, 2025, certain information regarding option exercises and stock vested during the last fiscal year with respect to our NEOs:

Name	Number of Shares Acquired on Exercise of Options (#)	Value Realized on Exercise of Options ($)(1)	Number of Shares Acquired on Vesting of Stock Awards (#)	Value Realized on Vesting of Stock Awards ($)(2)

Matthew M. Cain	—	—	297,234	5,393,062
Greg Henry	21,390	312,829	208,490	3,831,054
Margaret Chow	23,000	480,418	88,376	1,618,447
Huw Owen	13,605	310,314	164,438	3,053,373
(1)The value realized on exercise represents the difference between the exercise price per share of the stock option and the market price of our common stock at the time of exercise. The value realized was determined without considering any taxes that may have been owed.
(2)The value realized upon vesting is calculated by multiplying the number of shares acquired on vesting of RSUs or PSUs by the closing price of our common stock on the vest date.
Employment Arrangements
Matthew M. Cain
We entered into a confirmatory employment letter with Mr. Cain. For the fiscal year ended January 31, 2025, Mr. Cain’s annual base salary was $535,000. For fiscal 2026, Mr. Cain's annual base salary remains $535,000 and is eligible for an annual target cash incentive payment equal to 100% of his annual base salary for the same fiscal year. The annual target cash incentive payment is subject to the company's Executive Incentive Compensation Plan and any modifications approved by our Compensation Committee.
Greg N. Henry
For the fiscal year ended January 31, 2025, Mr. Henry’s annual base salary was $445,000. Effective on February 25, 2025, Mr. Henry has resigned as our Chief Financial Officer and as a NEO. On February 21, 2025, Mr. Henry signed a mutual separation agreement and release with the Company (the “Separation Agreement”) pursuant to which Mr. Henry will receive the full amount of executive bonus for fiscal 2025 less applicable taxes and withholdings and an extension of the post-termination exercise period for his vested stock options for two years from the day he ceases to be a service provider to the Company. Mr. Henry also signed a service provider agreement with the Company (the “Service Agreement”) pursuant to which Mr. Henry will provide consulting services through May 31, 2025. Vesting of Mr. Henry’s stock options and/or restricted stock units – but excluding the PSUs – will continue until the date Mr. Henry ceases to be a service provider to the Company. The Separation Agreement also includes a release of claims.
Margaret Chow
We entered into a confirmatory employment agreement with Ms. Chow in 2022. Ms. Chow’s current annual base salary is $395,000. For the fiscal year ended January 31, 2025, Ms. Chow’s annual salary was $375,000. For fiscal 2026, Ms. Chow is eligible for an annual target cash incentive payment equal to 50% of her annual base salary for the same fiscal year. The annual target cash incentive payment is subject to the company's Executive Incentive Compensation Plan and any modifications approved by our Compensation Committee.

Couchbase, Inc.	51	2025 Proxy Statement

Huw Owen
We entered into a confirmatory employment agreement with Mr. Owen in 2022. Mr. Owen’s current annual base salary is £375,000. For the fiscal year ended January 31, 2025, Mr. Owen’s annual salary was $465,611. For fiscal 2026, Mr. Owen is eligible for an annual target cash incentive payment equal to 95% of his annual base salary for the same fiscal year. The annual target cash incentive payment is subject to the company's Executive Incentive Compensation Plan and any modifications approved by our Compensation Committee. Mr. Owen is paid in British pounds and the fiscal 2025 amounts have been converted to U.S. dollars using the conversion rate as of January 31, 2025 at USD $1.24163 per £1.
Nonqualified Deferred Compensation for Fiscal Year 2025
We do not maintain any non-qualified deferred compensation plans or arrangements under which our NEOs are entitled to participate.
Pension Benefits
We do not maintain any defined benefits plan or arrangement under which our NEOs are entitled to participate or receive a defined amount of benefit post-retirement.
Potential Payments upon Termination or Change-in-Control
During fiscal 2022, we entered into a change in control and severance agreement with Messrs. Cain, Henry and Ms. Chow that provides for the severance and change in control benefits as described below. We entered into a change in control and severance agreement with Mr. Owen during fiscal 2023. Each change in control and severance agreement supersedes any prior agreement or arrangement the NEO may have had with us that provides for severance and/or change in control payments or benefits.
In the event of an “qualified termination” of the employment of the NEO, which generally includes a termination of employment by the named NEO in a “constructive termination” or by us for a reason other than “cause,” death or “disability” (as such terms are defined in the NEO’s change in control and severance agreement), that occurs outside the change in control period (as described below), then the NEO will be entitled to the following payments and benefits:
•Continuing payments of the named executive officer’s base salary as in effect immediately prior to their qualified termination of employment, as follows:
◦12 months in the case of Mr. Cain;
◦6 months in the case of any other NEO whose tenure was less than 2 years;
◦9 months in the case of any other NEO whose tenure was greater or equal to 2 years, but less than 3 years; and
◦12 months in the case of any other NEO whose tenure was greater or equal to 3 years.
•Company-paid continued health coverage under the Consolidated Omnibus Reconciliation Act of 1985 as amended, or COBRA, for up to the same period as the salary continuation period.
If such qualified termination occurs within a period beginning 30 days prior to and ending 12 months following a “change in control” (as defined in the NEO’s change in control and severance agreement) (such period, the “change in control period”), then the NEO will be entitled to the following payments and benefits:
•A lump sum payment equal to 12 months of the NEO’s base salary, generally as in effect immediately prior to their qualified termination;
•Company-paid continued health coverage under COBRA for up to 12 months;
•A lump sum payment equal to such NEO’s annual target bonus, prorated for the period of service in the case of any named executive officer other than Mr. Cain;

Couchbase, Inc.	52	2025 Proxy Statement

•100% accelerated vesting of all outstanding equity awards subject to time-based vesting.
Any acceleration of outstanding equity awards subject to performance-based vesting will be determined by the terms of the award agreement for each such equity award.
The receipt of the payments and benefits provided for under the NEO’s change in control and severance agreement described above is conditioned on the NEO signing and not revoking a separation and release of claims agreement, which may include certain non-solicitation provisions effective during the severance term and non-disparagement provisions, and such release becoming effective and irrevocable no later than the 60th day following the NEO’s involuntary termination of employment.
In addition, if any of the payments or benefits provided for under the NEO’s change in control and severance agreement or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended and could be subject to the related excise tax, the named executive officer will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to them. The change in control and severance agreements do not require us to provide any tax gross-up payments to the NEOs.
The following table summarizes the estimated payments and benefits that would be provided to our NEOs upon termination or a change in control, assuming the triggering event took place on January 31, 2025. Amounts actually received if any of the NEOs cease to be employed will vary based on factors such as the timing during the year of any such event, the Company’s stock price, the listed officer’s age, performance under the terms of applicable PSUs, and any changes to our benefit arrangements and policies. Mr. Henry did not receive any termination benefits in connection with his voluntary resignation as Senior Vice President and Chief Financial Officer effective as of February 25, 2025.

	Termination Without Cause or Resignation for Good Reason
Name	Salary Severance ($)	Value of Continued Health Coverage ($)	Total ($)

Matthew M. Cain	535,000	39,234	574,234
Greg Henry	445,000	36,281	481,281
Margaret Chow	375,000	17,079	392,079
Huw Owen	465,990	3,907	469,897

	Termination Without Cause or Resignation for Good Reason in Connection with a Change-in-Control
Name	Salary Severance ($)	Bonus Severance ($)	Value of Continued Health Coverage ($)	Value of Accelerated Vesting ($)	Total ($)

Matthew M. Cain	535,000	535,000	39,234	10,169,012	11,278,246
Greg Henry	445,000	289,250	36,281	4,703,530	5,474,061
Margaret Chow	375,000	187,500	17,079	1,927,557	2,507,136
Huw Owen	465,990	396,092	3,907	5,124,057	5,990,046

Couchbase, Inc.	53	2025 Proxy Statement

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of January 31, 2025.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders
2008 Equity Incentive Plan (1)	2,049,256	$5.62	—
2018 Equity Incentive Plan (1)	2,786,430	$14.42	—
2021 Equity Incentive Plan (2)	3,727,188	$—	3,522,329
2021 Employee Stock Purchase Plan (3)	—	$—	1,458,638
Equity compensation plans not approved by security holders
2023 Inducement Equity Incentive Plan (4)	184,226	$—	936,236
Total	8,747,100	$—	5,917,203
(1)As a result of our initial public offering and the adoption of the 2021 Plan, we no longer grant awards under the 2008 Plan and 2018 Plan; however, all outstanding awards under the 2008 Plan and 2018 Plan remain subject to the terms of such plans. The number of shares underlying stock options granted under the 2008 Plan and 2018 Plan that expire or terminate or are forfeited or repurchased by the company under the 2008 Plan and 2018 Plan, tendered to or withheld by the company for payment of an exercise price or for tax withholding, or repurchased by the company due to failure to vest will be automatically added to the 2021 Plan.
(2)Our 2021 Plan provides that the number of shares of common stock available for issuance under the 2021 Plan will automatically increase on the first day of each fiscal year beginning with the 2023 fiscal year, in an amount equal to the least of (i) 4,120,000 shares, (ii) five percent (5%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the administrator may determine.
(3)Our 2021 Employee Stock Purchase Plan, or the ESPP, provides that the number of shares of our common stock available for issuance under the ESPP will automatically increase on the first day of each fiscal year beginning with the 2023 fiscal year, in an amount equal to the least of (i) 830,000 shares, (ii) one percent (1%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the administrator may determine.
(4)Our 2023 Inducement Equity Incentive Plan provides that the maximum aggregate number of shares that may be issued is 1,300,000.

Couchbase, Inc.	54	2025 Proxy Statement

Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between the executive compensation actually paid (“CAP”) to our NEOs for the fiscal years ended January 31, 2025, January 31, 2024, and January 31, 2023 and certain aspects of our financial performance. The disclosure in this section is prescribed by Item 402(v) of Regulation S-K and does not necessarily align with how the Company or the Compensation Committee view the link between our NEO’s compensation and the Company’s performance. For further information concerning our “pay for performance” philosophy and how we align executive compensation with our performance, please refer to the “Compensation Discussion and Analysis.”
Pay Versus Performance Table

Year(6)	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO ($)(1)	Average Summary Compensation Table Total for non-CEO NEOs ($)	Average Compensation Actually Paid to non-CEO NEOs ($)(2)	Value of Initial Fixed $100 investment based on:		Net (Loss) Income ($) (in millions)	Non-GAAP Operating Income (Loss) ($) (in millions)(5)
					Total Stockholder Return ($)(3)	Peer Group Total Stockholder Return ($)(4)

Year 3 (Fiscal 2025)	8,685,250	1,346,581	3,011,075	114,927	75.71	138.97	(74.65)	(14.42)
Year 2 (Fiscal 2024)	10,860,943	18,158,514	4,198,473	8,373,591	106.7	125.37	(80.18)	(31.31)
Year 1 (Fiscal 2023)	1,819,000	(1,647,568)	5,357,363	3,967,349	63.12	83.85	(68.49)	(41.33)
(1)The following table shows, for each Covered Year, the adjustments made to the total compensation shown for CEO, Matthew M. Cain, on the SCT to arrive at “compensation actually paid” as reflected on the table above:

Adjustments to Determine CEO Compensation Actually Paid	Fiscal year ended
	January 31, 2025	January 31, 2024	January 31, 2023

SCT Total	8,685,250	10,860,943	1,819,000
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(7,639,000)	(9,506,319)	—
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	3,575,284	7,311,875	—
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(2,750,836)	6,932,415	(2,797,847)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	1,226,449	2,261,460	—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(1,750,566)	298,140	(668,721)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—
TOTAL ADJUSTMENTS:	(7,338,669)	7,297,571	(3,466,568)
	1,346,581	18,158,514	(1,647,568)
(2)The following table shows, for each Covered Year, the adjustments made to the total compensation shown for other NEOs on the SCT to arrive at “compensation actually paid” as reflected on the table above:

Couchbase, Inc.	55	2025 Proxy Statement

Adjustments to Determine Other NEO's Compensation Actually Paid	Fiscal year ended
	January 31, 2025	January 31, 2024	January 31, 2023

SCT Total	3,011,075	4,198,473	5,357,363
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(2,291,713)	(3,350,385)	(4,518,596)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	924,627	2,412,913	3,334,494
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(1,229,980)	3,966,946	(640,084)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	501,750	877,302	552,367
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(800,832)	268,342	(118,195)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—
TOTAL ADJUSTMENTS:	(2,896,148)	4,175,118	(1,390,014)
	114,927	8,373,591	3,967,349
(3)Total stockholder return (“TSR”) is determined based on an initial fixed investment of $100 on January 31, 2022. Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our share price at the end and the beginning of the measurement period by our share price at the beginning of the measurement period.
(4)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: the S&P Software & Services Select Industry Index.
(5)"Non-GAAP Operating Income (Loss)" is defined as our non-GAAP operating income or loss as defined in our periodic reports filed with the Securities and Exchange Commission for fiscal 2025, which refers to income or loss from operations, respectively, excluding stock-based compensation expense, employer taxes on employee stock transactions, restructuring charges and impairment of capitalized internal-use software. For a full reconciliation of the U.S. GAAP to non-GAAP financial measures, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” of our Form 10-K filed with the Securities and Exchange Commission on March 25, 2025.
(6)The CEO and non-CEO NEOs included in the above compensation tables reflect the following: for fiscal 2023 and fiscal 2024, Matthew M. Cain was our CEO and our non-CEO NEOs included Greg Henry, our former Chief Financial Officer, and Huw Owen, our Senior Vice President and Chief Revenue Officer; for fiscal 2025, Matthew M. Cain was our CEO and our non-CEO NEOs included Greg Henry, our former Chief Financial Officer, Margaret Chow, our Senior Vice President, Chief Legal Officer and Corporate Secretary , and Huw Owen, our Senior Vice President and Chief Revenue Officer.

Couchbase, Inc.	56	2025 Proxy Statement

Most Important Financial Performance Measures
As described in greater detail in “Compensation Discussion and Analysis,” our executive compensation program is designed to reflect our “pay-for-performance” philosophy that emphasizes compensation opportunity that is both variable in nature and “at-risk”. The performance measures that we use for both our short-term and long-term incentive award programs are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders, and are among the most important financial performance measures used by us to link executive CAP to our NEOs, to our performance for the most recently completed fiscal year. Overall, the most important financial performance measures for the most recently completed fiscal year are as follows:
•Annual Recurring Revenue
•Non-GAAP Operating Income (Loss)
•Rule of 40

Couchbase, Inc.	57	2025 Proxy Statement

Relationship Between Compensation Actually Paid and Financial Performance Measures
As described in more detail in “Compensation Discussion and Analysis,” our executive compensation program reflects a “pay-for-performance” philosophy that emphasizes compensation opportunity that is both variable in nature and “at-risk”. While over the years we have used several different performance measures to align executive compensation with our performance, not all of these performance measures are presented in the Pay-Versus-Performance Table. Moreover, while we generally seek to prioritize long-term performance as our primary incentive for our NEOs, we do not specifically align our performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between the information presented in the Pay Versus Performance Table.
The following chart sets forth the relationship between (i) the CAP of our CEO and the average CAP of our other NEOs against (ii) our cumulative TSR as well as the S&P 500 Software & Services (Industry Group) TSR, for each of fiscal 2023, 2024 and 2025.

Couchbase, Inc.	58	2025 Proxy Statement

The following chart sets forth the relationship between (i) the CAP of our CEO and the average CAP of our other NEOs against (ii) our Net Income (Loss), for each of fiscal 2023, 2024 and 2025.
The following chart sets forth the relationship between (i) the CAP of our CEO and the average CAP of our other NEOs against (ii) our Non-GAAP Operating Income (Loss), for each of fiscal 2023, 2024 and 2025.

Couchbase, Inc.	59	2025 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common stock as of March 28, 2025 by:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 53,970,519 shares of our common stock outstanding as of March 28, 2025. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 28, 2025 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 28, 2025 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each person or entity listed in the table is c/o Couchbase, Inc., 3250 Olcott Street, Santa Clara, California 95054 prior to June 1, 2025, or 3155 Olsen Avenue, Suite 100, San Jose, CA 95117 on or after June 1, 2025.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage

Greater than 5% Stockholders:
The Vanguard Group (1)	4,961,524	9.2%
Entities affiliated with North Bridge (2)	4,676,256	8.7%
Entities affiliated with Haveli (3)	4,205,168	7.8%
BlackRock, Inc. (4)	3,574,498	6.6%
GPI Capital Gemini HoldCo LP (5)	3,119,543	5.8%
Entities affiliated with Accel (6)	3,033,755	5.6%
Hood River Capital Management LLC (7)	2,738,468	5.1%

Couchbase, Inc.	60	2025 Proxy Statement

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage

Named Executive Officers and Directors:
Matthew M. Cain (8)	2,126,518	3.8%
Greg Henry (9)(23)	523,326	*
Margaret Chow (10)	157,638	*
Huw Owen (11)	101,117	*
William Carey (12)(23)	56,593	*
Edward T. Anderson (13)	4,756,939	8.8%
Alvina Y. Antar (14)	31,174	*
Carol W. Carpenter (15)	55,599	*
Lynn M. Christensen (16)	45,361	*
Kevin J. Efrusy (17)	647,584	1.2%
Jeff Epstein (18)	113,156	*
Aleksander J. Migon (19)	28,469	*
David C. Scott (20)	143,156	*
Richard A. Simonson (21)	113,553	*
All directors and executive officers as a group (13 persons) (22)	8,376,857	14.8%
*Represents less than 1%.
(1)Based solely on a Schedule 13G/A filed with the SEC on November 12, 2024, consists of: 4,961,524 shares held of record by The Vanguard Group. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. This stockholder has sole dispositive power with respect to 4,848,844 of such shares and shared dispositive power over 112,680 of such shares.
(2)Consists of: 1,987,084 shares held of record by North Bridge Venture Partners VI, L.P., or NBVP VI, and 2,689,172 shares held of record by North Bridge Venture Partners 7, L.P., or NBVP 7. North Bridge Venture Management VI, L.P., or NBVM VI, is the sole general partner of NBVP VI. North Bridge Venture Management 7, L.P., or NBVM 7, is the sole general partner of NBVP 7. NBVM GP, LLC, or NBVM GP, is the sole general partner of each of NBVM VI and NBVM 7. Each of Mr. Anderson, a member of our Board, and Richard A. D’Amore are the managing members of NBVM GP and may be deemed to have shared voting and dispositive power over the shares held by each of NBVP VI and NBVP 7. Each of Messrs. Anderson and D’Amore, NBVM VI, NBVM 7 and NBVM GP disclaims beneficial ownership of these shares, except to the extent of their respective pecuniary interests therein, if any. The address for all North Bridge entities is 150 A Street, Suite 102, Needham, MA 02494.
(3)Based solely on a Schedule 13D filed with the SEC on March 27, 2025, consists of: 4,205,168 shares held of record by Haveli Cascade Aggregator, L.P. ("Cascade Aggregator"). Each of Haveli Cascade Aggregator GP LLC, Haveli Investments Software Fund I GP, LLC, Haveli Software Management LLC, Haveli Investment Management LLC, Haveli Investments, L.P., Whanau Interests LLC and Brian N. Sheth declares beneficial ownership of the shares and may be deemed to share the voting and investment powers therein . The address for all Haveli entities is c/o Haveli Investments, L.P., 405 Colorado Street, Suite 1600, Austin, TX 78701.
(4)Based solely on a Schedule 13G/A filed with the SEC on November 8, 2024, consists of: 3,574,498 shares held of record by BlackRock, Inc., a Delaware corporation, or Blackrock. Blackrock has sole dispositive power with respect to all of the shares. The address for Blackrock is 50 Hudson Yards, New York, NY 10001.
(5)Consists of: 3,119,543 shares held of record by GPI Capital Gemini HoldCo LP, or GPI. GPI Capital LLC is the sole member of GPI GP Limited, which is the general partner of GPI GP LP, which is the general partner of GPI. Mr. Migon is a member of our Board, and Mr. Migon, William T. Royan and Khai Ha are Managing Partners and members of the Investment Committee of GPI Capital, LLC and may be deemed to have shared voting, investment and dispositive power with respect to the shares held by GPI. Messrs. Migon, Royan and Ha disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address for GPI is 10 Riverside Blvd Apt 27C, New York, New York 10069.

Couchbase, Inc.	61	2025 Proxy Statement

(6)Consists of: (i) 2,022,312 shares held of record by Accel Growth Fund II L.P., (ii) 146,484 shares held of record by Accel Growth Fund II Strategic Partners L.P., (iii) 217,110 shares held of record by Accel Growth Fund Investors 2013 L.L.C., (iv) 57,390 shares held of record by Accel Investors 2008 LLC, (v) 548,874 shares held of record by Accel X L.P. and (vi) 41,585 shares held of record by Accel X Strategic Partners L.P. Kevin J. Efrusy is a Managing Member of Accel X Associates L.L.C., or A10A, which is the General Partner of both Accel X L.P. and Accel X Strategic Partners L.P., and has the sole voting and investment power. Andrew G. Braccia, Kevin J. Efrusy, Sameer K. Gandhi, Ping Li, and Richard P. Wong are the Managing Members of Accel Investors 2008 L.L.C., and therefore share the voting and investment powers. Accel Growth Fund II Associates L.L.C., or AGF2A, is the General Partner of both Accel Growth Fund II L.P. and Accel Growth Fund II Strategic Partners L.P., and has the sole voting and investment power. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, Ryan J. Sweeney and Richard P. Wong are the Managing Members of AGF2A and share such powers. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, Ryan J. Sweeney and Richard P. Wong are the Managing Members of Accel Growth Fund Investors 2013 L.L.C., and therefore share the voting and investment powers. Each general partner or manager disclaims beneficial ownership except to the extent of their pecuniary interest therein. The address for all Accel entities listed above is 500 University Avenue, Palo Alto, California 94301.
(7)Based solely on a Schedule 13G filed with the SEC on February 14, 2025, consists of: 2,738,468 shares held of record by Hood River Capital Management LLC, a Delaware limited liability company, or HRCM. HRCM has sole dispositive power with respect to all of the shares. The address for HRCM is 2373 PGA Blvd., Suite 200, Palm Beach Gardens, FL 33410.
(8)Consists of: (i) 127,119 shares held of record by Mr. Cain and (ii) 1,999,399 shares subject to stock options held by Mr. Cain exercisable within 60 days of March 28, 2025.
(9)Consists of: (i) 22,390 shares held by Mr. Henry, (ii) 63,111shares held by The Henry Family Trust, (iii) 108,110 shares subject to stock options held by Mr. Henry that are exercisable within 60 days of March 28, 2025, and (iv) 329,715 shares subject to stock options held by The Henry Family Trust that are exercisable within 60 days of March 28, 2025.
(10)Consists of: (i) 14,640 shares held by Ms. Chow and (ii) 142,998 shares subject to stock options held by Ms. Chow that are exercisable within 60 days of March 28, 2025.
(11)Consists of: (i) 27,722 shares held by Mr. Owen and (ii) 73,395 shares subject to stock options held by Mr. Owen that are exercisable within 60 days of March 28, 2025.
(12)Consists of: (i) 25,541 shares held by Mr. Carey and (ii) 31,052 shares subject to stock options held by Mr. Carey that are exercisable within 60 days of March 28, 2025.
(13)Consists of: (i) such shares of common stock held by the entities affiliated with North Bridge Venture Partners identified in footnote 1 above, (ii) 52,330 shares held of record by Mr. Anderson and (iii) 28,353 shares issuable upon settlement of RSUs within 60 days of March 28, 2025. Mr. Anderson is a member of our Board and an affiliate of North Bridge Venture Partners.
(14)Consists of 31,174 shares held by Ms. Antar.
(15)Consists of (i) 11,599 shares held by Ms. Carpenter and (ii) 44,000 shares subject to stock options held by Ms. Carpenter that are exercisable within 60 days of March 28, 2025.
(16)Consists of (i) 1,361 shares held by Ms. Christensen and (ii) 44,000 shares subject to stock options held by Ms. Christensen that are exercisable within 60 days of March 28, 2025.
(17)Consists of (i) such shares listed in subparts (v) and (vi) within footnote 4 above, which are held of record by Accel X L.P. and Accel X Strategic Partners L.P. and pursuant to which Mr. Efrusy shares voting and investment power, (ii) 21,533 shares held by Mr. Efrusy and (iii) 35,592 shares held by The Efrusy Family Trust u/a/d 10/21/2005. This footnote 17 does not include the additional shares listed in subparts (i) through (iv) within footnote 4 above because Mr. Efrusy is not a Managing Member of the applicable entities thereto and does not share voting and investment power over such shares. Mr. Efrusy is a member of our Board and a Partner of Accel Partners.
(18)Consists of (i) 51,623 shares held by Mr. Epstein, (ii) 21,533 shares issuable upon settlement of RSUs within 60 days of March 28, 2025 and (iii) 40,000 shares subject to stock options held by Mr. Epstein that are exercisable within 60 days of March 28, 2025.
(19)Consists of 28,469 shares issuable upon settlement of RSUs held by Mr. Migon within 60 days of March 28, 2025.
(20)Consists of (i) 21,533 shares held by Mr. Scott and (ii) 121,623 shares subject to stock options held by Mr. Scott that are exercisable within 60 days of March 28, 2025.
(21)Consists of (i) 33,553 shares held by Mr. Simonson and (iii) 80,000 shares subject to stock options held by Mr. Simonson that are exercisable within 60 days of March 28, 2025.
(22)Consists of: (i) 5,722,035 shares beneficially owned by our executive officers and directors, (ii) 78,355 shares issuable upon settlement of RSUs within 60 days of March 28, 2025 to our executive officers, and (iii) 2,576,467 shares subject to stock options held by our executive officers and directors that are exercisable within 60 days of March 28, 2025.
(23)Mr. Henry resigned as the Company’s Chief Financial Officer, effective on February 25, 2025. On February 21, 2025, the Board appointed Mr. Carey as interim Chief Financial Officer and Chief Accounting Officer effective February 26, 2025.

Couchbase, Inc.	62	2025 Proxy Statement

Related Person Transactions

The following is a description of each transaction since the beginning of our last fiscal year, and each currently proposed transaction, in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000;
•any of our directors (including director nominees), executive officers, or beneficial holders of more than 5% of any class of our voting securities, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Investors’ Rights Agreement
We are party to our amended and restated investors’ rights agreement, dated as of May 19, 2020, which provides, among other things, that certain holders of our capital stock, including entities affiliated with Accel, GPI Capital, and North Bridge have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. Mr. Efrusy, a member of our Board, is affiliated with Accel. Mr. Migon, a member of our Board, is affiliated with GPI Capital. Mr. Anderson, a member of our Board, is affiliated with North Bridge.
Indemnification Agreements
We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provide for in our amended and restated certificate of incorporation, as amended (the “Restated Charter") and amended and restated bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses, judgments, fines and settlement amounts, among others, incurred by such persons in any action or proceeding arising from their services as a director or executive officer in any capacity as our director, trustee, general partner, managing member, officer, employee, agent or fiduciary or with respect to any employee benefit plans. We believe that these provisions in our Restated Charter and amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.
Policies and Procedures for Related Person Transactions
We have adopted a formal, written policy regarding “related person transactions.” which are transactions, arrangements or relationships or any series of similar transactions, arrangements or relationships between us and a related person in which the aggregate amount involved exceeds $120,000 and in which a related person has or will have a direct or indirect material interest. Under our policy, a related person means any of our executive officers, directors and director nominees, in each case since the beginning of our last fiscal year, or holders of more than 5% of our securities, and any of their immediate family members.

Couchbase, Inc.	63	2025 Proxy Statement

Our Audit Committee has the primary responsibility for reviewing and approving, ratifying or disapproving related person transactions. In determining whether to approve, ratify or disapprove any such transaction, our Audit Committee will consider, among other factors it deems appropriate, whether such transaction would affect the independence of any director and is on terms that reflect an arms-length transaction – in other words, terms that are no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, as well as the extent of the related party’s interest in the transaction. Our policy grants standing pre-approval of certain transactions, including (1) certain compensation arrangements for our executive officers and directors, (2) certain transactions with another company at which a related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, (3) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, (4) charitable contributions by us to a charitable organization, foundation or university at which a related person’s only relationship is as a non-executive employee or director, provided that the aggregate amount involved does not exceed the lesser of $200,000 or 5% of such organization’s total annual receipts, (5) any transaction available to all U.S. employees generally, and (6) any other transaction where disclosure of such transaction would not be required pursuant to Item 404 of Regulation S-K. In addition to our policy, our Audit Committee charter also provides that our Audit Committee will review any related person transactions.

Couchbase, Inc.	64	2025 Proxy Statement

Other Matters

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of our common stock, file reports of ownership and changes in ownership with the SEC. To our knowledge, based on our review of such filings and written representations from the reporting persons, including, among others, that no Form 5 is required, we believe that during the fiscal year ended January 31, 2025, all directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them.
Insider Trading Policy and Related Procedures
Our Board has adopted the Insider Trading Policy and related procedures that govern all transactions involving our securities by all of our officers, directors, employees, consultants, contractors and advisors. We believe the Insider Trading Policy and related procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the exchange listing standards applicable to us. The foregoing summary of our Insider Trading Policy and procedures does not purport to be complete and is qualified by reference to the full text of the Couchbase, Inc. Insider Trading Policy, which is included as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended January 31, 2025. In addition, with regard to Couchbase's trading in its own securities, it is our policy to comply with the federal securities laws and the applicable exchange listing requirements.
Fiscal Year 2025 Annual Report
Our financial statements for our fiscal year ended January 31, 2025 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at investors.couchbase.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to Couchbase, Inc., 3250 Olcott Street, Santa Clara, California 95054 prior to June 1, 2025, or 3155 Olsen Avenue, Suite 100, San Jose, CA 95117 on or after June 1, 2025, Attention: Corporate Secretary.
Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.
* * *
The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.
THE BOARD OF DIRECTORS
Santa Clara, California
April 16, 2025

Couchbase, Inc.	65	2025 Proxy Statement

COUCHBASE, INC.
3250 OLCOTT STREET
SANTA CLARA, CA 95054

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BASE2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V69335-P25835

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COUCHBASE, INC.

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Class I Directors

Nominees:	**For**	**Withhold**
1a. Edward T. Anderson	☐	☐
1b. Matthew M. Cain	☐	☐
1c. Lynn M. Christensen	☐	☐
1d. Aleksander J. Migon	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

	For	**Against**	**Abstain**
3. Approval, on an advisory, non-binding basis, of the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	**2 Years**	**3 Years**	**Abstain**
4. Approval, on an advisory, non-binding basis, of the frequency of future advisory, non-binding votes to approve the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V69336-P25835

Couchbase, Inc.
Annual Meeting of Stockholders
May 29, 2025 9:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Matthew M. Cain and Margaret Chow, or either of them, as proxies, with full power of substitution and re-substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Couchbase, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Pacific time on May 29, 2025, via live webcast accessible at www.virtualshareholdermeeting.com/BASE2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side